UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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6100 North Western Avenue

Oklahoma City, Oklahoma 73118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 6, 2008

The 2008 Annual Meeting of Shareholders of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), will be held at The Skirvin Hotel, Grand Ballroom A-C, 1 Park Avenue, Oklahoma City, Oklahoma, on Friday, June 6, 2008 at 10:00 a.m., central daylight savings time, to consider and act upon the following matters:

1.	To elect two directors, each for a three-year term;

2.	To approve an amendment to our Long Term Incentive Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

4.	To consider a shareholder proposal, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock at the close of business on April 14, 2008 are entitled to notice of and to vote at the meeting. A complete list of shareholders of record entitled to vote at the meeting will be available for examination by any shareholder at the meeting and at the Company’s executive offices during ordinary business hours for a period of at least ten days prior to the meeting.

To attend the meeting you will need a form of photo identification. If your shares are held in street name you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE IN ANY ONE OF THE FOLLOWING WAYS:

•	Use the toll-free telephone number 1-800-690-6903 from the U.S. or Canada;

•	Use the internet web site www.proxyvote.com; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

SHAREHOLDERS OF RECORD WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE. IF YOU ARE UNABLE TO ATTEND, YOU MAY LISTEN TO A LIVE AUDIOCAST OF THE MEETING ON OUR WEBSITE AT www.chk.com.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby Secretary

Oklahoma City, Oklahoma

April 29, 2008

Important Notice Regarding the Availability of Proxy Materials

For the Shareholder Meeting to be Held on June 6, 2008:

The Proxy Statement and Annual Report for 2007 are available at:

http://www.chk.com/proxy

TRANSACTIONS WITH RELATED PERSONS	53
Policy on Transactions with Related Persons	53
Founder Well Participation Program	53
Other Relationships and Transactions	54
SHAREHOLDER PROPOSALS	55
OTHER MATTERS	56

CHESAPEAKE ENERGY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 6, 2008

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chesapeake Energy Corporation, an Oklahoma corporation (“Chesapeake” or the “Company”), for use at the Annual Meeting of Shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournment of the meeting.

This proxy statement, the accompanying form of proxy and our Annual Report for the year ended December 31, 2007 are being mailed on or about April 29, 2008 to shareholders of record as of April 14, 2008. Shareholders are referred to the Annual Report for information concerning the activities of the Company.

Who Can Vote

Only holders of record of Chesapeake common stock as of April 14, 2008, the record date for the meeting, are entitled to notice of and to vote at the meeting. At the close of business on April 14, 2008, there were 537,580,131 shares of our common stock outstanding and 516,159,016 shares entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, except unvested shares of restricted stock issued to our directors and employees do not have voting rights.

Establishing a Quorum

A majority of the shares of common stock entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

How to Vote

Most shareholders can vote their shares one of three ways:

•	placing a toll-free telephone call from the U.S. or Canada to 1-800-690-6903;

•	using the internet at www.proxyvote.com; or

•	mailing the signed proxy card.

The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.

If you are a Chesapeake employee and also a shareholder directly, or through the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “Plan”), you will receive one proxy for your Plan shares and shares in accounts that are registered in the same name. This single proxy, which may be sent to you electronically via email, will allow you to simultaneously vote all of your Plan and directly-held shares as one block and will serve as your voting instruction for the trustee of the Plan to vote your Plan shares. To allow sufficient time for the trustee to vote the Plan shares, your voting instructions must be received by 11:00 p.m. (CDT) on June 3, 2008. Please note, however, that since you only vote one time for all shares you own directly and in the Plan, your vote on each proposal will be identical across all of those shares. If you do not vote your proxy, the trustee will vote the Plan shares credited to your Plan account in the same proportion as the Plan shares of other participants for which the trustee has received proper voting instruction.

Votes Needed

The election of the director nominees will be by plurality vote (that is, the two nominees receiving the greatest number of votes will be elected). You may not cast more than one vote per share for each nominee. The affirmative vote of holders of a majority of shares of common stock present at the meeting in person or by proxy and entitled to vote will be required to approve the amendment to our Long Term Incentive Plan, the ratification of our independent registered public accounting firm and, if properly presented at the meeting, the shareholder proposal.

How Votes Can Be Revoked

You may revoke your proxy at any time before it is voted by:

•	executing and submitting a revised proxy;

•	providing a written revocation to the Secretary of the Company; or

•	voting in person at the meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the meeting. Your attendance at the meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

How Votes Are Counted

Each proxy properly completed and returned to the Company in time for the meeting, and not revoked, will be voted in accordance with the instructions given. If there are no contrary instructions, proxies will be voted FOR the election of the nominees as directors, FOR the approval of the amendment to our Long Term Incentive Plan, FOR the ratification of our independent registered public accounting firm and AGAINST the shareholder proposal. The Company will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the meeting.

It is the Company’s policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting; (ii) to treat abstentions as shares represented at the meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority or higher vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

Under the rules of the New York Stock Exchange, brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares in the election of directors and the ratification of our independent public accountants. Your broker is not empowered to vote your shares on the proposal to approve the amendment to our Long Term Incentive Plan or a shareholder proposal in the absence of specific instructions from you.

When the Voting Results Will Be Announced

We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2008.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for a fee of $7,500, plus out-of-pocket expenses. In addition, employees of the Company may solicit proxies by mail, personally, or by telephone, facsimile transmission or email communication. We will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse their expenses in so doing.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and our 2007 Annual Report are available at www.chk.com/proxy. If you are interested in receiving all future shareholder communications electronically, including proxy statements and annual reports, please visit www.icsdelivery.com/chk and register for electronic distribution. Once you register, any time we distribute materials or communications to our shareholders, you will receive an email notification containing an internet address which will direct you to these documents. You will continue to receive all shareholder communications electronically until you change this election at www.icsdelivery.com/chk. Electronic distribution saves the Company the cost of printing and mailing the documents to you, reduces the amount of mail you receive and is environmentally friendly by helping to conserve natural resources consumed in the printing process.

Householding

Based on Securities and Exchange Commission rules, we are permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please email us at investorinfo@chk.com or write to us at the following address: Attn: Investor Relations, P.O. Box 18496, Oklahoma City, Oklahoma, 73154.

If you hold your shares in street name and would like additional copies of the proxy materials, or if you are currently receiving multiple copies of the proxy materials and would like to request householding, please contact your broker.

VOTING ITEM 1—ELECTION OF DIRECTORS

Pursuant to provisions of the Company’s Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at eight, subject to the rights of the holders of our preferred stock to nominate and elect two additional directors on the occurrence of a voting rights triggering event as defined in the preferred stock certificates of designation. Our Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The terms of two directors expire at the meeting.

The Board of Directors has nominated Aubrey K. McClendon and Don Nickles for re-election as directors. Upon election, Mr. McClendon and Senator Nickles will serve for terms expiring at the 2011 Annual Meeting of Shareholders and, in each case, until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. Other directors will continue in office until the expiration of their terms at the 2009 or 2010 Annual Meeting of Shareholders, as the case may be.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the two nominees. The Board of Directors expects that both of the nominees will be available for election but, in the event that either of the nominees is not available, proxies received will be voted for substitute nominees to be designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

The following information is furnished for each person who is a director nominee or who is continuing to serve as a director of the Company after the meeting.

Nominees for Terms Expiring in 2011

Aubrey K. McClendon, 48, has served as Chairman of the Board, Chief Executive Officer and a director since co-founding the Company in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and gas. Mr. McClendon graduated from Duke University in 1981.

Don Nickles, 59, has been a member of our Board of Directors since January 2005. Senator Nickles is the founder and President of The Nickles Group, a consulting and business venture firm in Washington D.C. Senator Nickles was elected to represent Oklahoma in the United States Senate from 1980 to 2005 where he held numerous leadership positions, including Assistant Republican Leader from 1996 to 2003 and Chairman of the Senate Budget Committee from 2003 to 2005. Senator Nickles also served on the Energy and Natural Resources Committee and the Finance Committee. Prior to his service in the U.S. Senate, Senator Nickles served in the Oklahoma State Senate from 1979 to 1980 and worked for Nickles Machine Corporation in Ponca City, Oklahoma becoming Vice President and General Manager. Senator Nickles is also a director of Valero Energy Corporation (NYSE:VLO), an independent oil refiner headquartered in San Antonio, Texas, Fortress International Group, Inc. (NASDAQ:FIGI), a company based in Columbia, Maryland which provides specialized security services, and Washington Mutual Investors Fund. Senator Nickles served in the National Guard from 1970 to 1976 and graduated from Oklahoma State University in 1971.

Directors Whose Terms Expire in 2009

Richard K. Davidson, 66, has been a member of our Board of Directors since March 2006. Mr. Davidson served as Chairman of the Board of Directors of Union Pacific Corporation (NYSE: UNP) from 1997 until February 2007 and as its Chief Executive Officer from 1997 until February 2006. He started his railroad career in 1960 with Missouri Pacific Railroad and held various positions of increasing authority before being named Vice President of Operations in 1976. In 1982, Union Pacific merged with the Missouri Pacific and Western Pacific railroads, and in 1986, Mr. Davidson was promoted to Vice President of Operations of the combined railroads. He was promoted to Executive Vice President in 1989 and became Chairman and Chief Executive Officer of Union Pacific Railroad in 1991. He was named Chairman and Chief Executive Officer of Union Pacific Corporation in 1997. Mr. Davidson is currently a member of the board of advisors of Thayer/Hidden Creek, a private equity firm headquartered in Washington, D.C., and the Horatio Alger Association of Distinguished Americans. He formerly served on the board of the Association of American Railroads, as chairman of the President’s National Infrastructure Advisory Council, and as a director and trustee of the Malcolm Baldridge National Quality Awards Foundation. Mr. Davidson graduated from Washburn University in 1966 and has completed the Program for Management Development at Harvard University.

Breene M. Kerr, 79, has been a director of the Company since 1993. He founded Kerr Consolidated, Inc. in 1969 and was the chief executive officer until 1996 when it was sold. Kerr Consolidated operated heavy duty truck dealerships in Oklahoma, a truck leasing firm and various real estate interests. In 1969, Mr. Kerr co-founded the Resource Analysis and Management Group and remained a senior partner until 1982. From 1967 to 1969, he was Vice President of Kerr-McGee Chemical Corporation. From 1951 through 1967, Mr. Kerr worked for Kerr-McGee Corporation as a geologist and land manager. Mr. Kerr has served as Chairman of the Investment Committee for the Massachusetts Institute of Technology and is a life member of the Corporation (Board of Trustees) of that university. He served as a director of Kerr-McGee Corporation from 1957 to 1981 and was a member of its audit committee from 1973 to 1981. He was a director and audit committee member of Pan-American Properties from 1987 to 1990. Mr. Kerr currently is a trustee of the Brookings Institution in Washington, D.C. and the Woods Hole Oceanographic Institution in Woods Hole, Massachusetts, and has been an associate director since 1987 of Aven Gas & Oil, Inc., an oil and gas property management company located in Oklahoma City. Mr. Kerr graduated from the Massachusetts Institute of Technology in 1951.

Charles T. Maxwell, 76, has been a director of the Company since 2002. Mr. Maxwell has been a Senior Energy Analyst with Weeden & Co., an institutional brokerage firm located in Greenwich, Connecticut, from late 1999 to the present. Entering the oil and natural gas industry in 1957, Mr. Maxwell worked for what is now ExxonMobil for eleven years in the U.S., Europe, the Middle East and Africa. In 1968, Mr. Maxwell joined C.J. Lawrence, an institutional research and brokerage firm, as an oil analyst. He was ranked by Institutional Investor magazine as No. 1 in his field in 1972, 1974, 1977, and 1981 through 1986. He rose to the position of Managing Director of C. J. Lawrence/Morgan Grenfell and retired from the firm in 1997, several years after it was acquired by Deutsche Bank. Mr. Maxwell is a director of American DG Energy Inc., a provider of on-site electric power co-generating services and hot water based in Waltham, Massachusetts. He is also a director of Daleco Resources Corporation (DLOV.OB), a minerals exploration and production company located in West Chester, Pennsylvania; and Lescarden, Inc. (LCAR.OB), a biotechnology company in New York. Mr. Maxwell graduated from Princeton University in 1953 and Oxford University in 1957.

Directors Whose Terms Expire in 2010

Frank Keating, 64, has been a director of the Company since June 2003. Governor Keating has been the President and Chief Executive Officer of the American Council of Life Insurers, a large trade organization based in Washington, D.C., since January 2003. Governor Keating became a special agent in the Federal Bureau of Investigation in 1969 and then served as Assistant District Attorney in Tulsa County, Oklahoma. In 1972, Governor Keating was elected to the Oklahoma State House of Representatives and two years later was elected to the Oklahoma State Senate. In 1981, Governor Keating was appointed as the U.S. Attorney for the Northern District of Oklahoma and in 1985, he began seven years of service in the Ronald Reagan and George H.W. Bush administrations serving as Assistant Secretary of the Treasury, Associate Attorney General in the Justice Department and as General Counsel and Acting Deputy Secretary of the Department of Housing and Urban Development. In 1994, Governor Keating was elected as Oklahoma’s 25th Governor and served two consecutive four-year terms. Governor Keating is an advisory director of Stewart Information Services Corp. (STC), a real estate information and transaction management company located in Houston, Texas. Governor Keating graduated from Georgetown University in 1966 and from the University of Oklahoma College of Law in 1969.

Merrill A. “Pete” Miller, Jr., 57, has been a director of the Company since January 2007. Mr. Miller is Chairman, President and Chief Executive Officer of National Oilwell Varco, Inc. (NYSE:NOV), a supplier of oilfield services, equipment and components to the worldwide oil and natural gas industry. Mr. Miller joined National Oilwell in February 1996 as Vice President of Marketing, Drilling Systems and was promoted in April 1997 to President of the company’s products and technology group. In November 2000, he was named President and Chief Operating Officer, in May 2001 was elected President and Chief Executive Officer and in May 2002 was also elected Chairman of the Board. Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Prior to his service at Anadarko, Mr. Miller spent fifteen years at Helmerich & Payne International Drilling Company in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller graduated from the United States Military Academy, West Point, New York in 1972. Upon graduation, he served five years in the United States Army and received his MBA from Harvard Business School in 1980. Mr. Miller serves on the Board of Directors for the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council.

Frederick B. Whittemore, 77, has been a director of the Company since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley since 1989 and was a managing director or partner of the predecessor firms of Morgan Stanley from 1967 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr. Whittemore graduated from Dartmouth College in 1953 and from the Amos Tuck School of Business Administration in 1954.

VOTING ITEM 2—PROPOSAL TO AMEND LONG TERM INCENTIVE PLAN

We are asking shareholders to vote to approve an amendment to the Long Term Incentive Plan (the “LTIP”) to increase the aggregate number of shares of common stock which are available for awards under the LTIP from 17,000,000 shares to 25,000,000 shares. The additional shares requested will allow the Company to continue to provide stock-based compensation to its employees, consultants and non-employee directors during the next two years.

Our shareholders initially approved the LTIP on June 10, 2005 and approved amendments to the LTIP on June 9, 2006 and June 8, 2007. Our Board approved the amendment, subject to shareholder approval at its meeting, on March 7, 2008. The full text of the LTIP, as proposed to be amended, is included as Exhibit A to this proxy statement.

Over the past 25 years, industry and global economic factors have resulted in a significant drop-off in enrollment in critical technical undergraduate programs such as petroleum engineering and the geosciences. While enrollment is now increasing in those areas, the outcome has been a well-documented “experience gap”. U.S.-based energy companies find themselves with a predominance of technical staff that is approaching retirement and only relatively inexperienced staff on hand to replace them. This phenomenon has been the subject of many industry and business publications of late, where such phrases as “the great crew change” and “the graying of the oil patch” have been coined to describe the problem. Working with Rice University, Ernst & Young LLP recently surveyed human resources executives in the oil and gas industry and nearly 90% of the respondents believe that the talent shortage in the industry is one of the top five business issues facing their companies and that such shortage has the potential to impact corporate growth and financial performance. Additionally, almost all of the respondents to the survey cited increasing compensation as their primary solution to keeping and attracting talent.

Increasing demand for energy has created an environment of tremendous competition for new talent as well as experienced industry specialists. The Company’s management believes that in order to effectively execute our business strategy, it is essential for us to manage our talent by 1) attracting top-notch new industry professionals; 2) rewarding and retaining our experienced professionals; and 3) properly developing our less experienced professionals and assuring the transfer of knowledge from the experienced to the less-experienced staff. A 2005 publication by Ernst & Young LLP entitled “Overcoming the Oil and Gas Talent Void” noted “…if the industry is to find and develop the next generation of energy reserves, it must first find and develop the next generation of energy industry leaders—leaders who will take risks, build companies, pursue a vision and in the process find and produce the energy to fuel the world.”

For the past five years, Chesapeake has been meeting this talent challenge through a comprehensive human resource strategy that addresses the problem on multiple fronts—from developing our own training programs for rig hands and land brokers to investing in partnerships with colleges and universities across the country to encourage students to pursue careers in energy-related fields and providing compensation packages that attract, motivate and retain top talent. We have also built a culture rich with opportunity while promoting work-life balance, and we have invested in the communities where we operate and where our employees live. Such a culture makes Chesapeake an employer of choice when we are recruiting new talent and is supported by the Company’s inclusion in the Fortune 100 Best Companies to Work For® 2008 list.

One key component of our human resource strategy is to reward and retain our workforce through the issuance of restricted stock awards. Consistent with our compensation philosophy, we believe stock-based compensation fosters and promotes the sustained progress, growth and profitability of the Company by:

•	attracting, motivating and retaining individuals of exceptional ability;

•	allowing employees, directors and consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

•	providing incentives and rewards to employees, directors and consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

•	aligning the financial interests of employees and directors with those of the Company’s shareholders.

In August 2006, in response to intense competitive pressures in the oil and gas industry for employees as described above, Chesapeake implemented an employee retention program we refer to as the 2006 Long Term Incentive Program or 2006 Program. Under this program, we agreed to make cash payments to the employees of our drilling subsidiaries and issued shares of restricted common stock to all other employees (other than employees who are subject to a collective bargaining arrangement) under the LTIP. One-half of the cash payments promised to our drilling subsidiary employees will be paid three years from the date promised and the remaining payments will be made five years from the date promised. The restricted shares granted under the 2006 Program will vest 50% after a three-year period and 50% after a five-year period. Employees who terminate employment prior to the vesting dates will not receive unvested cash or restricted stock. The restricted shares subject to the 2006 program were awarded on June 8, 2007 upon receipt of shareholder approval of sufficient shares under the LTIP to satisfy the program awards. Of the 10.2 million restricted shares awarded under the 2006 program, 9.3 million shares remain outstanding and the remaining shares were forfeited by former employees. Awards to our named executive officers under this program total 363,570 shares, or less than 4% of the total program. Our Chief Executive Officer and our Chief Financial Officer voluntarily elected not to receive awards of restricted stock under this program to make more shares available for other employees.

The additional 8,000,000 shares of common stock the Board has reserved for issuance under the LTIP pursuant to the amendment represent less than 1.5% of our outstanding common shares and less than 1.3 % of our fully diluted common shares (which assumes the issuance of shares pursuant to outstanding stock options, shares available for issuance under our stock-based compensation plans and conversions of our convertible preferred stock and convertible senior notes into common stock at the current conversion prices).

As of the record date, stock options outstanding and shares available for issuance under the Company’s stock incentive plans are the following:

	LTIP		2003 Stock Incentive Plan		Terminated Plans	Total
Outstanding stock options, 12/31/07	125,000		—		4,320,455	4,445,455
Granted	—		—		—	—
Exercised	—		—		(641,780)	(641,780)
Canceled/forfeited	—		—		(1,000)	(1,000)

Outstanding stock options, 4/14/08	125,000		—		3,677,675	3,802,675

Shares available for future awards, 12/31/07	2,010,000		450,562		—	2,460,562
Regular semi-annual and new hire awards	(2,295,300	)(1)	(752,650	)(1)	—	(3,047,950)
Canceled/forfeited/traded for taxes	477,084		308,314		—	785,398

Shares available for future awards, 4/14/08	191,784		6,226		—	198,010

(1)	Amounts represent shares of restricted stock awarded company-wide on January 2, 2008 and to newly hired employees on the last trading days of January, February and March 2008.

As of the record date, the weighted average exercise price of all outstanding stock options is $7.72 per share and the weighted average remaining contractual life is approximately four years.

The selection of officers, employees, consultants and non-employee directors who will receive future awards under the LTIP and the size and types of awards will be determined by the Compensation Committee.

The compensation of non-employee directors currently includes the annual award of 12,500 shares of restricted common stock from the LTIP, as described below on page 23 under “2007 Directors’ Compensation.” Other than such director equity compensation, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups eligible to receive future awards.

Background on Stock Compensation at Chesapeake

Since our initial public offering in 1993, the Board and management have firmly believed in and encouraged broad employee stock ownership through participation in our stock-based compensation plans across all levels of the Company. In the 11 years that followed, the Company implemented this strategy through semi-annual grants of stock options to all employees. Additionally, our senior management was required to hold certain levels of our common stock as a condition to their continued employment. The success, growth and profitability that the Company experienced over this time period was, we believe, in large measure due to the efforts of the management team and employees. Key performance statistics during the eleven-year period ending in 2003 were as follows:

•	We recorded the 13th best stock price performance among all U.S. public companies, with a 2,500% increase in our stock price (including the reinvestment of dividends);

•	Our annual revenues increased 9,900%, from $17 million to $1.7 billion;

•	Our total assets increased 5,700%, from $79 million to $4.6 billion;

•	Our shareholders’ equity increased 5,400%, from $31 million to $1.7 billion;

•	Our oil and gas reserves increased 2,200%, from 137 bcfe to 3.2 tcfe; and

•	Our annual oil and gas production increased 6,600%, from 4 bcfe to 268 bcfe.

In addition to these financial and operational successes, employee retention was among the strongest in the industry over this time period.

In 2004, the Board and management re-evaluated the Company’s equity compensation program and decided to begin utilizing restricted stock in place of stock options for the following reasons:

•	The Company could realize a substantial reduction in its annual stock usage rate, or “burn rate”, without a reduction in compensation value transferred to the employees;

•	A lower annual stock usage rate would reduce the dilutive effect of employee stock compensation to our shareholders;

•	The income statement impact of restricted stock is more predictable, and less volatile, than that of stock options;

•	The compensation value and tax treatment of restricted stock is easier for employees to measure and understand; and

•

The ease with which restricted stock is transferred to employees upon vesting (as opposed to an affirmative action by the employee to exercise a stock option) better facilitates and promotes the long-term ownership of our common stock by employees.

The shift to restricted stock was supported by the Company’s management and employees who, together, have delivered strong performance to our shareholders since 2003, as indicated by the following:

•	Our stock price increased 189% from $13.58 per share on December 31, 2003 to $39.20 per share on December 31, 2007 and was $48.55 on the record date, an increase of 24% from December 31, 2007;

•	Our annual revenues increased 354% from $1.7 billion in 2003 to $7.8 billion in 2007;

•	Our net income available to common shareholders increased 322% from $291 million in 2003 to $1.2 billion in 2007;

•	Our total assets increased 572% from $4.6 billion at December 31, 2003 to $30.7 billion at December 31, 2007;

•	Our proved oil and natural gas reserves increased 243% from 3.2 tcfe at December 31, 2003 to 10.9 tcfe at December 31, 2007;

•	Our annual oil and natural gas production increased 166% from 268 bcfe in 2003 to 714 bcfe in 2007;

•	We were selected to join the Fortune 500 and the S&P 500 in 2006;

•	We were recognized by Forbes as “the best managed oil & gas company in the U.S.” in January 2007;

•	We jumped 126 spots to rank #325 in the Fortune 500 for 2007 and enjoyed the following additional rankings:

•	#5 within the energy production industry;

•	#14 for fastest growth in revenues (in one year); and

•	#14 for most profitable (return on revenue);

•	We were named the Hydrocarbon Producer of the Year at the 9th Annual Platts Global Energy Awards in 2007; and

•	We were recognized in the Fortune 100 Best Companies to Work For® 2008 list.

As the Company’s assets and revenues have grown, so have the number of employees, with the Company now employing over 6,500 employees, an addition of 5,200 employees since 2003, a 400% increase. The rapid growth of the Company, combined with the extreme competition in the industry for top-notch talent, as discussed previously, has dramatically increased the importance of equity-based compensation as a key component for employee recruitment and retention. If the amendment to the LTIP is not approved by shareholders, the Company will no longer be able to provide equity compensation to its employees and directors. Thus the Board and management believe that approval of the amendment to the LTIP is crucial to the Company’s ability to execute its business plan and growth strategy. In their view, stock-based compensation and employee and director stock ownership have greatly contributed to the Company’s growth and success to date and should continue to contribute to its success in the future.

The following is a summary of the material terms of the LTIP as proposed to be amended. The only amendment to the LTIP is the increase in the number of shares of common stock available for issuance.

Plan Features

Administration. The Compensation Committee of the Board of Directors has overall authority to administer the LTIP. The Board may designate another committee or committees to administer the Plan with respect to non-executive officers. The Board has designated the Employee Compensation and Benefits Committee (the “ECBC”) to grant and determine the terms and conditions of awards granted to consultants and employees who are not executive officers. The Compensation Committee and ECBC are collectively, the “Committee”. Messrs. Whittemore and Maxwell and Governor Keating serve as the Compensation Committee and Mr. McClendon serves as the ECBC for purposes of granting equity awards to employees who are not executive officers. Any awards or formula for granting awards under the LTIP made to non-employee directors must be approved by the Compensation Committee. The Compensation Committee is authorized and has complete discretion to formulate policies and establish rules and regulations for the administration of the LTIP.

Eligible Participants. As of the record date, the Company had over 6,500 employees (nine of whom were executive officers) and seven non-employee directors who were eligible to participate in the LTIP. The

Committee determines from time to time the awards to be granted under the LTIP, taking into account the duties of the respective participants, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant.

Shares Available for Award. The aggregate number of shares of common stock which are available for award under the LTIP will not exceed 25,000,000 shares, an increase of 8,000,000 shares from the presently authorized 17,000,000 shares. Any of the authorized shares of common stock may be used for any of the types of awards described in the LTIP, except that no more than 3,000,000 shares of common stock may be issued pursuant to incentive stock options. The aggregate number of shares of common stock underlying options and stock appreciation rights that may be granted to any participant in any calendar year may not exceed 750,000 shares and the aggregate number of shares of common stock pursuant to restricted stock, performance awards or other stock awards granted to any participant in any calendar year may not exceed 750,000 shares.

Common stock that is related to awards that (i) are forfeited, cancelled, terminated or expire prior to the delivery of the common stock; (ii) are ultimately paid in cash rather than common stock; (iii) are surrendered in order to satisfy payment of the exercise price of an option; or (iv) are tendered or withheld in order to satisfy payment of withholding tax obligations, will again be available for future awards under the LTIP.

The LTIP provides for appropriate adjustments in the event of a merger, consolidation, recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company.

Types of Awards. The LTIP authorizes the issuance of the following types of awards:

•

Options. Incentive stock options and nonqualified stock options may be granted under the LTIP. The exercise price of options may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value of such shares in the case of an incentive stock option granted to a person who holds more than 10% of the combined voting power of the Company’s outstanding securities) and no option may be exercised after the expiration of ten years from the date of grant. An option may be exercised only to the extent that the option is vested in accordance with a schedule determined by the Committee in its sole discretion.

Incentive stock options may only be granted to employees. The aggregate fair market value (determined as of the grant date) of the stock which an optionee may first have the right to acquire pursuant to the exercise of any incentive stock options in any calendar year under all incentive stock options of the Company may not exceed $100,000. In the event options exceed the $100,000 annual limitation, the optionee will be deemed to have been granted incentive stock options with respect to shares within the $100,000 limitation and nonqualified stock options with respect to shares which cause such limitation to be exceeded. The fair market value of shares of common stock is determined by reference to the reported closing price on the NYSE on the date of grant.

•

Stock Appreciation Rights. SARs may be granted to participants alone or in tandem with concurrently or previously issued stock options. The exercise price of a SAR may not be less than the fair market value of our common stock on the date of grant and no SAR may be exercised after the expiration of ten years from the date of grant. A SAR issued in tandem with an option will only be exercisable to the extent that the related option is exercisable and when a tandem SAR is exercised, the option to which it relates will cease to be exercisable, to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly, when the option is exercised, the tandem SARs relating to the shares covered by such option exercise will terminate. The payment of the appreciation associated with the exercise of a SAR will be made by the Company in shares of our common stock.

•

Performance Shares. Performance shares issued under the LTIP will vest in accordance with the achievement of certain performance or other criteria as determined by the Committee. The Committee has the discretion to (i) permit a participant who ceases to be an eligible participant in the LTIP before the end of any performance period, or the personal representative of a deceased participant, to continue to be subject to a performance award relative to the current performance period until such awards are forfeited or earned pursuant to their terms and conditions; or (ii) authorize the payment to such participant, or the personal representative of a deceased participant, of the performance shares which would have been paid to the participant had the participant remained an eligible participant in the LTIP to the end of the performance period. A participation period may be no less than one year in duration.

•

Restricted Stock. Restricted stock issued under the LTIP will vest in accordance with a schedule or achievement of certain performance or other criteria as determined by the Committee. The Committee has the discretion to grant a holder of restricted stock the right to vote such shares and to receive dividends. The minimum restriction period applicable to any restricted stock that is not subject to performance criteria will be three years from the date of grant.

•

Other Stock Awards. The Committee, in its sole discretion, may specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the LTIP and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of our common stock, for the acquisition or future acquisition of common stock, or any combination thereof. The minimum restriction period applicable to other stock awards that are not subject to performance criteria will be three years from the date of grant.

•

Cash Awards. The Committee, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective performance criteria or awards based on subjective performance criteria. The total amount of all cash awards made under the LTIP, in the aggregate, will not exceed $10 million.

No Discounted Options or SARs; No Repricing; No Dividend Equivalents. The LTIP does not permit the granting of discounted stock options or SARs and, without the approval of shareholders, prohibits the repricing or cancellation and re-grant of stock options, and the repurchase of underwater stock options or SARs. The LTIP also prohibits dividend equivalents with respect to stock options and SARs.

Fundamental Transaction; Change of Control. Upon the occurrence of a fundamental transaction or a change of control; (i) all outstanding options and SARs will be fully exercisable and any unexercised options and SARs will terminate; (ii) restrictions on outstanding restricted stock, other stock awards and cash awards shall lapse; and (iii) each outstanding performance award is deemed to have achieved a level of performance that would cause all of the performance shares to become payable. A fundamental transaction is defined as the merger of the Company with another entity in which the Company is not the surviving entity or other business combination or transaction resulting in other securities being substituted for the common stock or the common stock no longer being issued.

Section 4999 of the Code imposes an excise tax on executives who receive compensation in connection with a change of control that exceeds certain specified limits. The Committee may, in its sole discretion, provide in any award agreement for an additional “gross-up” payment by the Company in the event that acceleration of vesting of any award under the LTIP is subject to such a change of control excise tax. If an LTIP participant were entitled to receive a gross-up payment, we would pay the participant an additional amount such that the amount received under the award after payment of the excise tax will equal the total payments that the participant would have been entitled to receive absent the excise tax.

Termination and Amendment. The LTIP will terminate at midnight, September 30, 2014, but will continue in effect until all matters relating to the exercise or settlement of awards outstanding as of the time of termination of the LTIP have been completed. Prior to such time, the LTIP may be earlier terminated or amended by the Board of Directors. Shareholder approval is required for any amendment to the LTIP if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, shareholder approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Acceleration of Awards. The Committee has the sole discretion to accelerate the vesting of unvested awards in the case of retirement from employment or service on the Board, death, disability, or in involuntary termination circumstances.

Transferability. Awards are not transferable except by will or by the laws of descent and distribution; however, options held by non-employee directors may be transferable under certain circumstances, as determined by the Committee.

Federal Income Tax Consequences. Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to restricted stock, performance shares, other stock awards and options granted under the LTIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

Absent the filing of a Section 83(b) election with the Internal Revenue Service, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of restricted stock, performance shares or other stock awards. Upon the vesting of an award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock on the vesting date. Income recognized upon vesting by a participant who is an employee will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant’s adjusted basis in the common stock received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the common stock, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes. If a participant forfeits an award prior to its vesting, the participant will not recognize any ordinary income as a result of such forfeiture.

Upon the grant of restricted stock, performance shares or other stock awards, the participant may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the common stock on the grant date (assuming no payment by the participant for the stock) and is considered compensation subject to withholding for employees. If a participant subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the participant will not be eligible for capital loss treatment with respect to the stock.

There are no tax consequences associated with the grant or timely exercise of an incentive stock option. If a participant holds the common stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the common stock equal to the difference between the amount realized on the sale and the exercise price. If the common stock is not held for the required period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the participant upon disposition will be capital gain. The excess of the fair market value of common stock received upon the exercise of an incentive stock option over the option price for the common stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the participant recognizes ordinary income.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a nonqualified stock option, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a nonqualified stock option is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells common stock acquired upon exercise of a nonqualified stock option, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

If a participant surrenders common stock which the participant already owns as payment for the exercise price of a stock option, the participant will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount of income the participant recognizes upon receipt of such shares. The participant’s holding period for such shares will commence on the day after such exercise.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a stand-alone or tandem SAR. Upon exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a SAR, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. SARs provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a SAR is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the SAR. If a participant thereafter sells common stock acquired upon exercise of a SAR, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

Upon the vesting of a cash award, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the vesting of a cash award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Burn Rate

For 2005 through 2007, the Company’s three-year average annual stock usage rate or “burn rate” was 2.06%, excluding the awards under the 2006 Program and was 3.40% when such awards are included in the burn rate calculation. Burn rate is defined generally by RiskMetrics Group (formerly Institutional Shareholder Services) as the total number of equity awards granted in a given year divided by the number of common shares outstanding. Our burn rate in 2007, excluding the 2006 program awards, was 2.10%. We calculate our burn rate by applying a factor of two (2) to restricted stock awards and base the calculation on the total number of common shares outstanding at the end of each year as reported in our year-end financial statements. RiskMetrics may apply a higher factor to our restricted stock awards in calculating our burn rate based on its assessment of our annual stock price volatility.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 about shares of the Company’s common stock issuable under the equity compensation plans we maintain for our employees, consultants and directors:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,228,781	$7.80	2,520,562	(1)
Equity compensation plans not approved by shareholders	2,216,381	$7.30	—

Total(2)	4,445,162	$7.55	2,520,562

(1)	Consists of 2,010,000 shares available under the LTIP pursuant to the types of awards described on pages 10 and 11, 450,562 shares available for issuances of restricted stock and shares underlying stock options granted under our 2003 Stock Incentive Plan and 60,000 shares of common stock issuable under our 2003 Stock Award Plan for Non-Employee Directors. As shown in the table on page 7, only 198,010 shares remain available for issuance after awards made to employees in the first quarter of 2008.
(2)	Does not include common stock issuable under our deferred compensation plan or 293 shares of common stock issuable upon the exercise of stock options assumed by the Company in connection with its acquisition of Hugoton Energy Corporation in 1998. The options expire in October 2008, and their weighted average exercise price is $1.13.

The material features of all our plans are described in notes 7 and 9 of the notes to our financial statements included in our 2007 Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE LONG TERM INCENTIVE PLAN. The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, will be required for approval of the amendment to the LTIP.

VOTING ITEM 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2008. PwC, or its predecessor firms, has served as our independent accountants since our initial public offering in 1993. We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm at the Annual Meeting. Representatives of PwC are expected to attend the meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholders’ questions.

The ratification of PwC is not required by our bylaws or other organizational documents, but we are submitting the selection to our shareholders for ratification as a matter of good corporate governance. If the Company’s shareholders do not ratify the selection of PwC as the Company’s independent public accountants, the Audit Committee will consider whether to engage another registered public accounting firm.

Aggregate fees for professional services rendered for the Company by PwC in 2007 and 2006 were:

	2007	2006
Audit(1)	$1,711,300	$1,590,890
Audit-related(2)	84,000	48,350
Tax	—	—
All other	—	—

Total	$1,795,300	$1,639,240

(1)	Fees were for audit and quarterly reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC. In 2007, $1,248,000 related to the annual audit, $120,000 related to interim reviews, $133,300 related to services provided in connection with our issuance of securities, and $210,000 related to the audit of a subsidiary of the Company. In 2006, $1,152,290 related to the annual audit, $90,000 related to interim reviews, and $348,600 related to services provided in connection with our issuance of securities.
(2)	Fees were for the audit of employee benefit plans.

The Audit Committee is required to pre-approve all audit and non-audit services provided by the Company’s independent accountants. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit and non-audit services and related fee levels on an annual basis. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee reviews the services performed pursuant to its pre-approval policy at its next scheduled quarterly meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

VOTING ITEM 4—SHAREHOLDER PROPOSAL REGARDING

ANNUAL ELECTIONS OF DIRECTORS

The Company has been advised that Mr. Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, a beneficial owner of 400 shares of the Company’s common stock, intends to submit the following proposal at the annual meeting.

RESOLVED, that the shareholders of Chesapeake Energy Corporation request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Shareholder’s Supporting Statement

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

U.S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” [Quarterly Journal of Economics, February, 2003], looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors Statement in Opposition to Voting Item 4

The Company’s Certificate of Incorporation provides that our Board of Directors is divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. This structure has been in place since the Company’s initial public offering in February 1993.

Our Board of Directors believes that the current classification structure of the Board remains in the best interests of our shareholders for the following reasons:

•

Continuity, Stability and Experience. With a classified board, at least two-thirds of the directors will have had prior experience and familiarity with the Company, its operations, strategies and the management team. Presently, two of the Company’s seven independent directors, Messrs. Kerr and Whittemore, have served on the Board since the Company’s initial public offering in 1993. The depth and breadth of their knowledge of the Company and its operations are invaluable to the Board and the relationships that they have developed with management foster cooperation and knowledge sharing between the management team and the Board. Directors with meaningful tenure are able to provide valuable insight into the rationale and historical context for past decisions and strategies. Additionally, when evaluating potential candidates for our Board of Directors, the Nominating and Corporate Governance Committee considers the candidate’s willingness and ability to make a long-term service commitment to the Board because it believes such a commitment is vital to the continuity and stability of the Board. Our Company’s Board works as well as it does because it is charged with choosing director nominees that represent the interests of all shareholders and select candidates who will promote long-term value for all shareholders. As indicated by the success of the Company, the Board has been highly successful in this role.

The stated basis of Mr. Armstrong’s proposal is that our Company’s management and Board are “being more strongly tested due to economic conditions,” so our Company’s election process should be changed to declassify the Board so that all of the directors could be voted off the Board as a group. The proposal is based on an unsupported assumption that such an arrangement provides greater shareholder accountability. As discussed below, it is not clear that such an arrangement increases accountability.

In an indication that the proposal is a mass produced proposal that does not fit the current status of your Company, the economic conditions in the oil and gas exploration and production industry are the best they have been in years. However, current industry conditions alone do not explain the outstanding performance of your Company. The success of your Company is based on a number of actions taken by the management team and the Board. In the late 1990s, the oil and gas industry experienced extremely difficult times due to a severe retraction in oil and gas prices. During that time our Company’s stock price decreased to less than $1.00 per share. As a result of the experience and insight of the directors and the management team, our Company purchased valuable oil and gas leases at fire sale prices when the outlook for the industry and our Company was very negative. The experience and continuity of our directors and management team continue to provide significant enhanced performance in our Company’s stock price by, among other things, implementing a first class hedging program and identifying industry leading leasehold positions in emerging shale plays.

•

Accountability. Contrary to Mr. Armstrong’s suggestion, the Board believes that annual elections for all directors is not necessary to provide greater accountability. Directors elected to multi-year terms are equally accountable to shareholders as directors elected annually, since all directors are obligated to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term. Regulatory changes governing the independence of directors and recent public scrutiny of corporate directors serve as additional checks on the performance and accountability of directors. More importantly, Mr. Armstrong’s proposal is unnecessarily extreme in its impact. Given the difficulty of finding qualified directors, except in the isolated situation described below, it could leave our Company without a board of directors for an extended period of time. For this very good reason, not even the U.S. Congress is subjected to yearly elections for the whole chamber.

•

Essential Takeover Defense. The most likely event where the entire Board might be targeted for replacement is by an acquirer who wants to take over our Company quickly and perhaps at a price not in the best long-term interests of the majority of our shareholders. In that case, the candidates would be selected based on the benefit to the potential acquirer rather than on their ability to represent the interests of all shareholders. Our Company has undertaken many corporate acquisitions and in none of those transactions would the sellers have received as much consideration if the board of directors did not exist or if our Company could have selected the members of their board of directors. The application of the proposal to such an event in our Company’s case would most likely result in great harm to our Company’s shareholders.

Mr. Armstrong’s stated objective is to provide a mechanism to inform the Board that the shareholders are unhappy with their actions, the management team or the direction of the Company. The more effective method of achieving that objective is to advance this proposal or propose an alternate slate of director nominees at that time.

Given the consensual nature of the decision process of an effective board of directors, such actions would send a clear message to the Board without the negative effect to the Company and its shareholders of removing all of the members of the Board at one time.

In addition, approval by our shareholders of Voting Item 4 will not declassify the Board of Directors. The elimination of the classification structure of our Board can only be accomplished through an amendment to our Certificate of Incorporation, which would require a vote of 66.67% of the issued and outstanding shares of the Company in favor of such an amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” VOTING ITEM 4.

CORPORATE GOVERNANCE

The Board of Directors is responsible to the Company’s shareholders for the oversight of the Company and recognizes the importance and necessity that an effective corporate governance environment plays in the Board’s ability to adequately oversee, advise and monitor the Company. The Board has adopted a set of Corporate Governance Principles that address the role, composition and functioning of the Board which is posted on the Company’s website at www.chk.com and is available in print to any shareholder who requests it.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on the Company’s website at www.chk.com under the Corporate Governance caption and is available in print to any shareholder who requests it. Waivers of provisions of the Code as to any director or executive officer and amendments to the Code must be approved by the Audit Committee of the Board. We will post on our website required disclosure about any such waiver or amendment.

Communications to the Board

The Company has established a Director Access Line whereby shareholders and other interested parties wishing to communicate directly with our non-employee directors may leave telephone messages for the directors. The Director Access Line number is 1-866-291-3401. Alternatively, shareholders and other interested parties can send written communications to non-employee directors as follows:

Chesapeake Energy Corporation Board of Directors

c/o Jennifer M. Grigsby, Secretary

P.O. Box 18496

Oklahoma City, OK 73154

All calls received by the Director Access Line will be reported promptly to the Company’s Secretary. Depending upon the subject matter of the communication, the Secretary will:

•	Handle the inquiry where director input is not deemed necessary, such as a request for information about the Company;

•	Forward the communication to the non-employee directors; or

•	Not forward the communication if it clearly relates to an inappropriate or irrelevant topic.

A report of all communications and their disposition will be provided to the directors at the next regular quarterly meeting of the Board.

Board Independence

In 2008, the Board, through its Nominating and Corporate Governance Committee evaluated the independence of each director in accordance with the NYSE’s corporate governance listing standards which are posted on the Company’s website at www.chk.com. During this review, the Committee considered transactions and relationships between the Company (and/or any of its executive officers) and each director or any member of his immediate family, including those transactions disclosed on page 53 under “Transactions with Related Persons”. As a result of this review, the Committee affirmatively determined that all directors other than Mr. McClendon, due to his employment with the Company, are independent under the NYSE’s director independence standards.

In assessing director independence, the Committee considered the business the Company conducted in 2005, 2006 and 2007, including payments made by the Company to National Oilwell Varco, Inc. (NOV), for which Mr. Miller serves as Chairman, President and Chief Executive Officer. The Company’s business transactions with NOV were all conducted in the ordinary course of business and payments made to NOV represented less than 1% of NOV’s gross revenues during each of the last three years, well below the NYSE’s 2% of gross revenues threshold. The Committee also specifically considered the employment by the Company of Governor Keating’s son and daughter-in-law (see “Transactions with Related Persons”). The Committee determined that all transactions and relationships it considered during its review were not material transactions or relationships with the Company and did not impair the independence of the directors.

Executive Sessions

Non-employee directors meet in executive session after each scheduled quarterly Board meeting. The non-employee directors rotate (alphabetically by last name) their service as presiding director over the executive sessions.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

During 2007, the Board of Directors held four meetings in person and six meetings by telephone conference. Additionally, management frequently discusses matters with the directors on an informal basis. The Board of Directors has a standing Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Each director attended, either in person or by telephone conference, at least 90% of the Board and committee meetings held while serving as a director or committee member in 2007. It is the Company’s policy that a majority of the directors be in attendance at all annual meetings of shareholders. All of the Company’s directors attended the 2007 annual meeting of shareholders.

Compensation Committee

The Compensation Committee is responsible for establishing the Company’s compensation policies and monitoring the implementation of the Company’s compensation system for its executives. The Committee’s objective is to develop an executive compensation system that encourages both short-term and long-term performance aligned with shareholders’ interests and is competitive with the Company’s peers.

Messrs. Whittemore and Maxwell and Governor Keating serve on the Compensation Committee. The Compensation Committee held three meetings during 2007. Messrs. Whittemore and Maxwell and Governor Keating are independent, as determined by the Board of Directors in accordance with the NYSE corporate governance listing standards. A copy of the Compensation Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chk.com and is available in print to any shareholder who requests it.

The Compensation Committee has delegated its authority for the administration of the Company’s compensation program with respect to all employees who are not executive officers to the Employee Compensation and Benefits Committee (“ECBC”). The ECBC is chaired by Mr. McClendon, our chairman and chief executive officer, and further consists of our chief financial officer, chief operating officer, senior vice president—human resources, general counsel, vice president—compensation and benefits, vice president—human resources and corporate secretary. For purposes of granting equity compensation to employees who are not executive officers, the ECBC consists of Mr. McClendon and all other members of the ECBC act in an advisory capacity only. The ECBC held three meetings during 2007.

Director Compensation. The full Board, rather than the Compensation Committee, is responsible for establishing and approving director cash compensation. The Company analyzes its director compensation package on an annual basis and provides the Board with its analysis and recommendations for adjustments, if any, at the Board’s meeting in March of each year. Adjustments to director compensation are subsequently considered and approved by the Board at its meeting in June. Cash compensation adjustments approved by the Board in June are effective July 1 and annual restricted stock awards to directors approved by the Compensation Committee are issued on the first trading day in July.

Employee Compensation. We review the cash and equity compensation for substantially all of the Company’s employees, including executive officers, on a semi-annual basis, in June and December. With respect to the June compensation review, salary adjustments are effective July 1, cash bonuses are paid prior to the last business day in July and restricted stock is awarded effective the first trading day of July. With respect to the December compensation review, salary adjustments are effective on January 1 of the following year, cash bonuses are paid prior to the last business day in January and restricted stock is awarded effective the first trading day of January. Employees of certain of our drilling and service operations subsidiaries do not receive equity compensation. Our employees who are subject to collective bargaining agreements receive cash compensation in accordance with the agreement and do not receive equity compensation.

Executive Officer Compensation. Mr. McClendon and Mr. Rowland are responsible for analyzing, developing and recommending base salary adjustments, cash bonuses and restricted stock awards with respect to the executive officers, including themselves, for review, discussion and approval by the Compensation Committee at its regularly scheduled meetings in June and December of each year.

Senior Management Compensation. Messrs. McClendon, Rowland and Dixon, collectively representing the ECBC, are responsible for developing and approving base salary adjustments, cash bonuses and restricted stock awards for employees representing the Company’s senior management team. These employees include senior vice presidents, vice presidents and our other management-level employees.

All Other Employee Compensation. The Company’s human resources department coordinates the semi-annual compensation review process for all other employees through an automated program that allows supervisors to provide performance assessments and to propose compensation adjustments for his/her subordinates. Each supervisor’s performance assessments and compensation proposals are sequentially reviewed, adjusted, approved and forwarded upward through the supervisor’s chain-of-command and are aggregated by department. Each department head then meets with Messrs. McClendon and Rowland, representing the ECBC, for final discussion, adjustment and approval of base salary, cash bonuses and restricted stock awards with respect to all employees under the department head. Additionally, compensation adjustments for employees who are members of a director’s immediate family are submitted by the ECBC to the Compensation Committee for review and approval along with executive officer compensation.

Internal Pay Equity and Tally Sheets. In performing our semi-annual reviews of executive compensation, the Compensation Committee reviews a spreadsheet showing “internal pay equity” within the senior management group. This spreadsheet shows the base salary, cash bonus and equity compensation of our senior management levels (including the CEO, executive officers, senior vice presidents, vice presidents and our other management-level employees) for the prior three years. Additionally, the Committee reviews tally sheets prepared by management which aggregate all components of cash and equity compensation, calculates estimates of compensation payments due under various termination scenarios and estimates wealth accumulation over time from equity compensation at various stock prices.

Compensation Consultants. Neither the Compensation Committee nor the ECBC employs the services of compensation consultants in determining or recommending executive officer and director compensation.

Audit Committee

The Audit Committee assists the Board of Directors in overseeing (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal auditors and independent auditor. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing audit reports or performing other audit, review or attest services for the Company. The independent auditor reports directly to the Audit Committee.

Messrs. Kerr, Davidson and Miller and Senator Nickles serve on the Audit Committee. The Committee held eight meetings during 2007. Messrs. Kerr, Davidson and Miller and Senator Nickles are all independent, as determined by the Board in accordance with Section 10A of the Securities Exchange Act of 1934 and the NYSE corporate governance listing standards. Messrs. Kerr and Miller are designated by the Board as “audit committee financial experts” as defined in Item 407(d) of Regulation S-K. For the relevant experience of Messrs. Kerr and Miller, please refer to their respective biographies on pages 4 and 5. The full text of the Committee’s charter is available on the Company’s website at www.chk.com under Corporate Governance and is available in print to any shareholder who requests it.

Audit Committee Report

The Committee has discussed and reviewed with management the Companys audited financial statements as of and for the year ended December 31, 2007. The Committee also discussed with our independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance. The Committee reviewed and discussed with PricewaterhouseCoopers LLP the auditor’s independence from the Company and its management. As part of that review, PricewaterhouseCoopers LLP provided the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2007 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Breene M. Kerr, Chairman

Richard K. Davidson

Merrill A. Miller, Jr.

Don Nickles

Nominating and Corporate Governance Committee

The duties and objectives of the Nominating and Corporate Governance Committee are described under “Report of the Nominating and Corporate Governance Committee” below. Messrs. Whittemore and Davidson and Governor Keating serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met once in 2007. Each of the Committee members is independent, as determined by the Board of Directors in accordance with the NYSE’s corporate governance listing standards. A copy of the Nominating and Corporate Governance Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chk.com and is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to the Company.

The Committee periodically assesses, and advises the Board, whether the current size of the Board is sufficient to function effectively as a body, assesses the current Board mix and considers skill sets that would complement those of the current Board and provide value-added perspective.

It is an increasing challenge to identify highly qualified candidates who are willing to serve on public company boards. Therefore, we believe it is essential to continuously and actively identify and evaluate candidates, on an informal basis, who would potentially be willing to serve as a director on the Board at some future time. We may also use our network of contacts or may engage, as we deem appropriate, a professional search firm to identify potential candidates. In addition, we will consider director candidates recommended by shareholders.

The Committee has no minimum qualifications for candidates. In general, however, we review and evaluate both incumbent and potential new directors in light of the following criteria:

•	experience in business, government, education, technology or public interests;

•	high-level managerial experience in large organizations;

•	breadth of knowledge regarding the Company’s business or industry;

•	specific skills, experience or expertise related to an area of importance to the Company such as energy production, consumption, distribution or transportation, government, policy, finance or law;

•	moral character and integrity;

•	commitment to shareholders’ interests;

•	an understanding of a Board’s fiduciary responsibilities to the shareholders and a director’s duty to represent all shareholders as opposed to individual constituencies;

•	ability to apply sound and independent business judgment;

•	ability to provide insights and practical wisdom based on experience and expertise;

•	ability to read and understand financial statements; and

•	ability to devote the time necessary to carry out the duties of a director, including attendance at meetings and consultation on Company matters.

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender, ancestry or national origin.

On an annual basis, in advance of the annual meeting of shareholders, the Committee will recommend to the Board a slate of nominees to be submitted to the Company’s shareholders at the next annual meeting. The Board has the authority to accept, modify or reject the slate of nominees recommended by the Committee.

The Committee, with the approval of the full Board, may determine from time to time that it is in the best interests of the Company and its shareholders to add a new director to the Board between annual meeting dates. If such determination is made, the Committee will evaluate potential candidates, as described above and may make a formal recommendation to the Board that a potential candidate be appointed to the Board to serve until the next annual meeting of the Company’s shareholders.

In accordance with the Company’s bylaws, the Committee considers candidates recommended by a shareholder of record provided such shareholder follows the procedure set forth below. Recommendations complying with the following requirements will receive the same consideration that the Committee’s candidates receive, in accordance with the procedures set forth above.

•

The shareholder must deliver a written notice to the Company’s Secretary recommending a potential director nominee for the Committee’s consideration. Such notice must be delivered to the Company not less than 120 days prior to the annual meeting of shareholders.

•	The shareholder’s notice must set forth:

a.	All information relating to the proposed nominee that is required to be disclosed in a proxy statement soliciting proxies for the election of directors, pursuant to Regulation 14A of the Securities Exchange Act of 1934;

b.	The nominee’s written consent to being named as a nominee and to serving as a director if elected and the shareholder’s written consent to being identified as a shareholder recommending the nominee;

c.	A statement in support of the nominee indicating why the person should be nominated for election to the Board; and

d.	The name and address of, and number and class of shares of stock beneficially owned by, the shareholder giving the notice.

Members of the Nominating and Corporate Governance Committee:

Frank Keating, Chairman

Richard K. Davidson

Frederick B. Whittemore

2007 Directors’ Compensation

Non-employee director compensation currently consists of (i) an annual retainer of $50,000, payable in quarterly installments of $12,500; (ii) $12,500 and $3,000 payable for each board meeting attended in person and telephonically, respectively, not to exceed $75,000 per year for board meetings attended; and (iii) an annual grant of 12,500 shares of restricted stock, 25% of which vests immediately upon award and the remaining 75% of which vests ratably over the three years following the date of award. The annual grant of restricted stock is made from our Long Term Incentive Plan (see page 6, “Voting Item 2—Proposal to Amend Long Term Incentive Plan”) on the first business day in July of each year. No additional compensation is paid to directors for participating on or chairing a Board committee. Directors are also reimbursed for travel and other expenses directly related to their service as directors.

Directors are eligible to defer any or all of their annual retainers and/or meeting fees through the Chesapeake Energy Corporation Deferred Compensation Plan on a tax-favored basis. Deferrals into the Deferred Compensation Plan are not matched or subsidized by the Company nor are they eligible for above-market or preferential earnings. Please refer to the narrative to the Nonqualified Deferred Compensation Table for 2007 on page 51 for more information about the Deferred Compensation Plan. In addition, non-employee directors are required to hold at least 15,000 shares of the Company’s common stock at all times while serving as a director. Newly appointed directors are given one year from the date of appointment to comply with this stock ownership requirement.

Under the Company’s 2003 Stock Award Plan for Non-Employee Directors, 10,000 shares of our common stock are awarded to each newly appointed non-employee director on his or her first day of service.

Under the Company’s policy regarding the use of fractionally-owned company aircraft, our directors are provided access to fractionally-owned company aircraft for travel to and from Board meetings. For Board meetings and other Company activities at which the attendance of a director’s spouse and immediate family members are also requested by the Company, we make tax gross-up payments to the director associated with the taxable compensation attributable to the spouse/family member travel. In addition, each non-employee director is entitled to personal use of fractionally-owned company aircraft seating eight passengers or fewer for up to 40 hours of flight time per calendar year in North America, the Caribbean and Mexico. We apply the Internal Revenue Service’s Standard Industry Fare Level (“SIFL”) valuation methodology to determine the taxable compensation attributable to our directors’ personal usage of fractionally-owned company aircraft.

The following table sets forth the compensation earned by our non-employee directors in 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Richard K. Davidson	$118,000	$200,825	$—	$131,908	$450,733
Frank Keating(d)	$118,000	$301,524	$—	$131,179	$550,703
Breene M. Kerr	$118,000	$301,524	$—	$124,199	$543,723
Charles T. Maxwell	$115,000	$301,524	$—	$17,586	$434,110
Pete Miller	$118,000	$352,158	$—	$81,369	$551,527
Don Nickles(d)	$118,000	$301,524	$—	$121,361	$540,885
Frederick B. Whittemore(d)	$115,000	$301,524	$—	$—	$416,524

(a)	The amounts shown in this column represent the expense recognized in our financial statements in 2007 for the fair value of restricted stock granted in 2007 and prior fiscal years in accordance with SFAS 123(R). The fair value of restricted stock awarded to non-employee directors is determined based on the fair value of the shares on the date of grant and this value is amortized ratably over the three-year vesting period.

On July 2, 2007, each of the directors received an award of 12,500 shares of restricted stock with a value, based on the closing price of the Company’s common stock on the date of the award, of $438,750. As of December 31, 2007, the aggregate number of shares of unvested restricted stock held by each of the directors, excluding Messrs. Davidson and Miller, was 18,750 shares. As of December 31, 2007, Messrs. Davidson and Miller held 15,625 and 9,375 shares of unvested restricted stock, respectively.

On January 16, 2007, Mr. Miller received an award of 10,000 shares of common stock with a value, based on the closing price of the Company’s common stock on the date of the award, of $279,300, pursuant to our 2003 Stock Award Plan for Non-Employee Directors.

(b)	We granted no stock options in 2006 or 2007. As of December 31, 2007, the aggregate numbers of shares of common stock subject to stock options held by each of the directors were as follows: Mr. Maxwell, 120,000 shares; Senator Nickles, 25,000 shares; and Mr. Whittemore, 72,500 shares. As of December 31, 2007, Messrs. Davidson, Kerr and Miller and Governor Keating held no stock options.

(c)	Reflects personal use of fractionally-owned company aircraft including gross-up payments for taxes incurred when family members accompany non-employee directors on fractionally-owned company aircraft when travel is related to their service to the Company. Mr. Whittemore did not use fractionally-owned company aircraft for personal travel in 2007. The value of the personal use of fractionally-owned company aircraft is based on the incremental cost to the Company determined by the number of flight hours multiplied by the hourly variable operating costs. The variable operating costs include the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs. Since the fractionally-owned company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips.
(d)	Governor Keating, Senator Nickles and Mr. Whittemore deferred 100% of their 2007 cash retainers and meeting fees into the Deferred Compensation Plan. Please refer to the narrative to the Nonqualified Deferred Compensation Table for 2007 on page 51 for more information about the Deferred Compensation Plan.

INFORMATION REGARDING OFFICERS

Executive Officers

In addition to Mr. McClendon, the following are also executive officers of the Company as of the record date.

Marcus C. Rowland, 55, was appointed Executive Vice President in 1998 and has been the Company’s Chief Financial Officer since 1993. He served as Senior Vice President from 1997 to 1998 and as Vice President—Finance from 1993 until 1997. From 1990 until he joined the Company, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own oil and gas company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a Certified Public Accountant. Mr. Rowland graduated from Wichita State University in 1975.

Steven C. Dixon, 49, has been Executive Vice President—Operations and Chief Operating Officer since February 2006. Mr. Dixon was Senior Vice President—Production from 1995 to February 2006 and served as Vice President—Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

Douglas J. Jacobson, 54, has been Executive Vice President—Acquisitions and Divestitures since April 2006. He served as Senior Vice President—Acquisitions and Divestitures from 1999 to March 2006. Prior to joining the Company, Mr. Jacobson was employed by Samson Investment Company from 1980 until August 1999, where he served as Senior Vice President—Project Development and Marketing from 1996 to 1999. Prior to joining Samson, Mr. Jacobson was employed by Peat, Marwick, Mitchell & Co. Mr. Jacobson has served on various Oklahoma legislative commissions which have addressed issues in the oil and gas industry, including the Commission of Oil and Gas Production Practices and the Natural Gas Policy Commission. Mr. Jacobson is a Certified Public Accountant and graduated from John Brown University in 1976 and from the University of Arkansas in 1977.

J. Mark Lester, 55, has been Executive Vice President—Exploration since April 2006. He served as Senior Vice President—Exploration from 1995 to March 2006 and served as Vice President—Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was self-employed and acted as a consultant to Messrs. McClendon and Tom L. Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 and 1977.

Martha A. Burger, 55, has served as Senior Vice President—Human and Corporate Resources since March 2007. She served as Treasurer from 1995 to March 2007 and as Senior Vice President—Human Resources since 2000. She was the Company’s Vice President—Human Resources from 1998 until March 2000, Human Resources Manager from 1996 to 1998 and Corporate Secretary from 1999 to 2000. From 1994 to 1995, she served in various accounting positions with the Company, including Assistant Controller—Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994 served as Vice President and Controller of Hadson Corporation. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger is a Certified Public Accountant and graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

Henry J. Hood, 47, was appointed General Counsel in April 2006, and has served as Senior Vice President —Land and Legal since 1997. He served as Vice President—Land and Legal from 1995 to 1997. Mr. Hood was retained as a consultant to the Company during the two years prior to his joining the Company, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. He was associated with or a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

Michael A. Johnson, 42, has served as Senior Vice President—Accounting, Controller and Chief Accounting Officer since 2000. He served as Vice President of Accounting and Financial Reporting from 1998 to 2000 and as Assistant Controller from 1993 to 1998. From 1991 to 1993, Mr. Johnson served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991, he was employed by Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

Jennifer M. Grigsby, 39, has served as Senior Vice President and Treasurer since March 2007 and as Corporate Secretary since 2000. She served as Vice President from April 2006 to March 2007 and as Assistant Treasurer from 1998 to March 2007. From 1995 to 1998, she served in various accounting positions with the Company. Ms. Grigsby was employed by Commander Aircraft Company as Supervisor of Finance and Human Resources from 1994 to 1995 and by Deloitte & Touche LLC from 1991 to 1994. Ms. Grigsby is a Certified Public Accountant and Certified Equity Professional. She graduated from Oklahoma State University in 1991 and from Oklahoma City University in 1999.

Other Officers

Jeffrey A. Fisher, 48, has been Senior Vice President—Production since February 2006. He was Vice President—Operations for Chesapeake’s Southern Division from July 2005 to February 2006 and served as Operations Manager from May 2003 to July 2005. Prior to joining Chesapeake, Mr. Fisher held the position of Asset Manager for BP in the Mid-Continent Business Unit from 2000 to May 2003. From 1993 to 2000, Mr. Fisher worked for Vastar Resources as an Engineering Manager. Mr. Fisher began his professional career with ARCO in 1983 as an engineer and served in various technical and management positions of increasing responsibility with ARCO until 1993. Mr. Fisher graduated from Oklahoma State University in 1983 and is a member of the Society of Petroleum Engineers.

James C. Johnson, 50, has served as President of Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of Chesapeake Energy Corporation, since 2000. He served as Vice President—Contract Administration for the Company from 1997 to 2000 and as Manager—Contract Administration from 1996 to 1997. From 1980 to 1996, Mr. Johnson held various gas marketing and land positions with Enogex, Inc., Delhi Gas Pipeline Corporation, TXO Production Corp. and Gulf Oil Corporation. Mr. Johnson is a member of the Natural Gas & Energy Association of Oklahoma and graduated from the University of Oklahoma in 1980.

Stephen W. Miller, 51, has served as Senior Vice President—Drilling since September 2001. He served as Vice President—Drilling from 1996 to September 2001 and as District Manager—College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer and a member of the Society of Petroleum Engineers. Mr. Miller graduated from Texas A & M University in 1980.

Jeffrey L. Mobley, 39, has been Senior Vice President—Investor Relations and Research since February 2006 and was Vice President—Investor Relations and Research from May 2005 to February 2006. From 2002 to May 2005, Mr. Mobley was Vice President of Equity Research at Raymond James & Associates focusing on the exploration and production sector. From 1998 to 2002, Mr. Mobley worked in energy investment banking for Prudential Securities and ABN Amro Securities. Mr. Mobley also worked in the Principal Investments Group and Energy Finance Group at Enron Capital & Trade Resources from 1995 to 1998. Mr. Mobley is a CFA Charterholder and graduated from New Mexico State University in 1991 and the Wharton School of Business at the University of Pennsylvania in 1995.

Thomas S. Price, Jr., 56, has served as Senior Vice President—Corporate Development since April 2005. He was Senior Vice President—Investor and Government Relations from April 2003 to April 2005, Senior Vice President—Corporate Development from 2000 to 2003, Vice President—Corporate Development from 1992 to 2000 and a consultant to the Company during the prior three years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1989 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is on the executive committee of the Texas Oil and Gas Association and a board member of the Oklahoma Independent Petroleum Association and the New Mexico Oil and Gas Association. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989 and from the American Graduate School of International Management in 1992.

Cathlyn L. Tompkins, 46, was appointed Senior Vice President—Information Technology and Chief Information Officer in January 2006. Ms. Tompkins served as Vice President—Information Technology from July 2005 to January 2006. Prior to joining Chesapeake in November 2004 as Director—Applications and Programming, Ms. Tompkins spent 20 years in IT management and technical positions at various companies including Devon Energy Corporation, Ocean Energy, Inc., Cabot Oil and Gas Corporation, Price Waterhouse LLP and Shell Oil Company. Ms. Tompkins graduated from the University of Alabama in 1983.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership

The table below sets forth (i) the name and address and beneficial ownership of each person known by management to own beneficially more than 5% of our outstanding common stock, and (ii) the beneficial ownership of common stock of our nominees, directors and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, information is given as of the record date and the persons named below have sole voting and/or investment power with respect to such shares.

	Common Stock
Beneficial Owner	Outstanding Shares		Share Equivalents		Total Ownership		Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	61,888,133		3,822,819		65,710,952	(a)	12.15%

Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119	49,400,259		—		49,400,259	(b)	9.20%

Aubrey K. McClendon 6100 North Western Avenue Oklahoma City, OK 73118	29,529,975	(c)(d)	—		29,529,975		5.50%

Frederick B. Whittemore	837,290	(e)	72,500	(f)	909,790		(1)

Steven C. Dixon	141,284	(g)(i)	380,000	(f)	521,284		(1)

Martha A. Burger	120,247	(h)(i)	150,000	(f)	270,247		(1)

Breene M. Kerr	228,750	(d)(j)	—		228,750		(1)

Douglas J. Jacobson	110,188	(i)	64,925	(f)	175,113		(1)

Charles T. Maxwell	33,750	(k)	120,000	(f)	153,750		(1)

J. Mark Lester	88,580	(i)(l)	—		88,580		(1)

Don Nickles	30,650		25,000	(f)	55,650		(1)

Marcus C. Rowland	47,093	(d)(i)	—		47,093		(1)

Frank Keating	40,000		—		40,000		(1)

Richard K. Davidson	29,375		—		29,375		(1)

Pete Miller	28,125		—		28,125		(1)

All directors and executive officers as a group	31,511,649		1,115,350		32,626,999		6.06%

(1)	Less than 1%
(a)

This information is as of December 31, 2007, as reported in a Schedule 13G/A filed jointly by FMR LLC and Edward C. Johnson 3d on February 14, 2008. The Schedule 13G/A reports (i) sole power to dispose of or to direct the disposition of 63,406,592 shares by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company; (ii) beneficial ownership of 6,995 shares by FMR LLC and Strategic Advisers, Inc.; (iii) sole power to vote or to direct the vote of and to dispose of or to direct the disposition of 16,500 shares by FMR LLC, Edward C. Johnson 3d and Pyramis Global Advisors, LLC; (iv) sole power to vote or to direct the vote of and to dispose of or to direct the disposition of 559,498 shares by FMR LLC, Edward C. Johnson 3d and Pyramis Global Advisors Trust Company; (v) sole power to vote or to direct the vote of 1,612,083 shares, sole power to dispose of or to direct the disposition of 1,721,367 shares and no power to vote or direct the voting of 109,284 shares by Fidelity International Limited; and (vi) no shared voting or disposition power. Shares reported include beneficial ownership by the following wholly owned subsidiaries of FMR LLC: Fidelity Management & Research Company (63,406,592 shares, including share equivalents of 558,755 shares of common stock issuable upon conversion of 246,800 shares of 4.5% convertible preferred stock; 382,931 shares of common stock issuable upon conversion of 149,600 shares of 5.0% (2005B) convertible preferred stock; 1,130,568 shares of common stock issuable upon conversion of $44.165 million principal amount of 2.75% convertible senior notes due 2035; and 1,450,908 shares of common stock issuable upon conversion of $74.84 million principal amount of 2.50% convertible senior notes due 2037), Strategic Advisers, Inc. (6,995 shares), Pyramis Global Advisors, LLC (16,500 shares), Pyramis Global Advisors Trust Company (559,498 shares, including share equivalents of 243,548 shares of common stock issuable upon conversion of $9.435 million principal amount of 2.75% convertible senior notes due 2035), and Fidelity International Limited (1,721,367 shares, including share equivalents of 52,525 shares of common stock issuable upon conversion of 23,200 shares of 4.5% convertible preferred stock and 3,584 shares of common stock issuable upon conversion of $140,000 principal amount of 2.75% convertible senior notes due 2035).

(b)	This information is as of December 31, 2007, as reported in a Schedule 13G/A filed jointly by Southeastern Asset Management, Inc. and O. Mason Hawkins on February 13, 2008. The Schedule 13G/A reports (i) sole power to vote or to direct the vote of 27,295,059 shares; (ii) shared power to vote or direct the vote of 17,856,200 shares with Longleaf Partners Fund; (iii) no power to vote 4,249,000 shares; (iv) sole power to dispose or to direct the disposition of 31,518,059 shares; (v) shared power to dispose or to direct the disposition of 17,856,200 shares with Longleaf Partners Fund; and (vi) no power to dispose or to direct the disposition of 26,000 shares by Southeastern Asset Management, Inc.
(c)	Includes (i) 13,671 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner; (ii) 101,621 shares purchased on behalf of Mr. McClendon in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan; (iii) 48,325 shares of vested Common Stock purchased on behalf of Mr. McClendon in the Chesapeake Energy Corporation Deferred Compensation Plan; and (iv) 2,028 shares held by Mr. McClendon’s immediate family members sharing the same household.
(d)	Includes shares held in bank or brokerage margin accounts or escrow accounts securing brokerage accounts (Aubrey K. McClendon, 29,332,493 shares; Breene M. Kerr, 228,750 shares; and Marcus C. Rowland, 25,266 shares).
(e)	Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation.
(f)	Represents shares of common stock which can be acquired through the exercise of stock options on the record date or within 60 days thereafter.
(g)	Includes 10,000 shares held by the Fairtheewell Foundation.
(h)	Includes 1,000 shares held by the Burger Family Trust.
(i)	Includes shares held in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Steven C. Dixon, 22,575 shares; Martha A. Burger, 23,143 shares; Douglas J. Jacobson, 12,328 shares; and J. Mark Lester, 23,239 shares) and shares of vested common stock held in the Chesapeake Energy Corporation Deferred Compensation Plan (Steven C. Dixon, 18,229 shares; Martha A. Burger, 14,274 shares; Douglas J. Jacobson, 4,170 shares; J. Mark Lester, 17,352 shares; and Marcus C. Rowland, 21,827 shares).
(j)	Includes 51,000 shares held by Talbot Fairfield II Limited Partnership, of which Mr. Kerr is a general partner.
(k)	Includes 15,000 shares held by the Maxwell Family Living Trust.
(l)	Includes 14,125 shares held by the Lester Family Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission. Based only on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis (“CD&A”) discusses the compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the other four most highly compensated executive officers (the “Named Executive Officers” or “NEOs”):

1.	Aubrey K. McClendon, CEO, is the co-founder of our Company and has served as our CEO since the Company’s inception in 1989.

2.	Marcus C. Rowland, CFO, joined our company as our CFO in 1992 prior to our initial public offering in 1993.

3.	Steven C. Dixon, our Chief Operating Officer (“COO”), has been with the Company as a Vice President or Senior Vice President for 17 years and has served as our COO for the past two years.

4.	Douglas J. Jacobson, our Executive Vice President (“EVP”)—Acquisition and Divestitures, has been with the Company as a Vice President or Senior Vice President for nine years and has served as an EVP for the past two years.

5.	J. Mark Lester, our Executive Vice President—Exploration, has been with the Company as a Vice President or Senior Vice President since its inception in 1989 and has served as an EVP for the past two years.

6.	Martha A. Burger, our Senior Vice President—Corporate and Human Resources, has been with the Company since 1994, and has served as a Vice President or Senior Vice President since 1998.

We have historically favored a simple and easy to understand compensation program that we utilize throughout the Company rather than a more complex structure with different programs for different employee groups. We apply the same compensation philosophy and objectives to all of our employees and we utilize the same compensation programs for our NEOs that we utilize for our other executive officers, with the exception of certain perks made available to Mr. McClendon described later in this CD&A. In this CD&A, references to the executive officers include the NEOs and the Company’s other executive officers. All of the Company’s employees (other than employees subject to a collective bargaining agreement, who represent less than 0.02% of the Company’s total employees, and our drilling subsidiary employees) are eligible to participate in the main components of our compensation program—base salary, cash bonuses, restricted stock awards and 401(k) plan matching contributions.

The goal for our compensation system is to encourage both short-term and long-term performance that is aligned with shareholders’ interests. When we set compensation, our objective is to attract, retain and motivate employees with the competence, knowledge and experience to promote the growth and profitability of the Company.

The Compensation Committee reviews executive officer compensation on a semi-annual basis, as described on page 20 under “Compensation Committee”, and approves adjustments as it deems appropriate. Our CEO, CFO, COO, Senior Vice President—Human and Corporate Resources and Corporate Secretary provide the Compensation Committee with detailed analyses and recommendations regarding each element of executive officer compensation, including tally sheets and summaries of wealth accumulation from equity compensation (as discussed later in this CD&A), to facilitate the Compensation Committee’s reviews.

The Company has not utilized any specific tools or contracted for services to benchmark its total compensation, or any material element of compensation, to peer companies or other benchmarks. However, the Company does review and consider the executive compensation programs of its peers at least annually to ensure the Company’s compensation programs remain competitive.

Compensation Design

Our compensation program is designed to take into consideration and reward the following performance factors:

•	Individual performance—for example, the employee’s contributions to the development and execution of the Company’s business plan and strategies;

•	Performance of the executive’s department or functional unit;

•	Operational performance of the Company, with respect to our production, reserves, operating costs, drilling results, risk management activities and asset acquisitions;

•	Financial performance of the Company, with respect to our cash flow, net income, cost of capital, general and administrative costs and common stock price performance;

•	Level of responsibility; and

•	Soft skills—for example, leadership ability, demonstrated commitment to the organization, motivational skills, attitude and work ethic.

We have analyzed and considered, at various times, the use of objectively-derived performance targets to establish compensation levels for our executive officers. However, all relevant operational and financial performance metrics are contingent upon the prices we receive or expect to receive from the sale of our primary product, natural gas, which is difficult to accurately predict. Over the past decade, natural gas prices have been highly volatile and are generally driven by factors that are beyond the control of our executive officers, including weather conditions, supply and demand imbalances, the price and availability of alternative fuels, political conditions, interruptions in transportation capacity and numerous other factors. Therefore, such financial and operational performance metrics are frequently not effective indicators of the performance of our executive officers. The following are examples that demonstrate this point:

•

The weighted average wellhead price of natural gas on the last day of each fiscal year, which is the price we use for computing our reserves pursuant to SEC regulations, has fluctuated dramatically over the past eight years as shown below:

Year	Price	% Change from Prior Year
12/31/2007	$6.19	14.42%
12/31/2006	$5.41	-38.24%
12/31/2005	$8.76	55.04%
12/31/2004	$5.65	-0.53%
12/31/2003	$5.68	32.71%
12/31/2002	$4.28	70.52%
12/31/2001	$2.51	-75.20%
12/31/2000	$10.12	—

We believe using the price of natural gas on a single-day at the end of a period to measure oil and natural gas reserves for financial reporting purposes, as currently required by the SEC, does not yield a fair representation of reserve quantities or reserve base value and, therefore, does not provide an accurate indication of the efforts of our executive officers to grow our reserves or increase the value of the Company. Upon review of the average year-end monthly natural gas prices on the New York Mercantile Exchange since 2000, it is clear that the year-end prices above have not been an accurate predictor of the price of natural gas in the following year or in later years. In fact, in several of the past seven years, this end-of-year price has not closely approximated the historical average price for even the month of December.

In addition to yielding a poor approximation of actual reserve value, we believe that the use of a single-day price has arbitrary effects on our financial statements, particularly as a result of our utilization of the full-cost method of accounting for oil and natural gas reserves. Under the full-cost method of accounting, we are required to calculate a ceiling test at the end of each quarter based on commodity prices as of the end of the applicable quarterly period. This ceiling test can result in the write-down of our assets as a result of the volatility of commodity prices in situations where there is no substantive decline in the value of the oil and gas properties.

•

Although the Company’s business strategy is to grow its oil and natural gas production and reserves over time, our projects may become uneconomical on a short-term and/or long-term basis should oil and natural gas prices fall below break-even levels. Accordingly, there are situations when it may be in the best interests of the Company and its shareholders for management to curtail production or delay the development of a project. In these situations, a link between an executive’s compensation and production growth could be conflicting for the executive and a reduction of shareholder value.

•

Management has used and intends to continue using hedging programs to reduce the risks associated with the volatility of oil and natural gas prices and to take advantage of prices when they reach levels that management believes are either unsustainable for the long-term or provide unusually high rates of return on our invested capital.

Under current accounting rules, the fair value of hedging contracts to be settled in future periods may require the recording of unrealized losses in the Company’s financial statements when, in reality, the ultimate value of the hedging contracts is not known with certainty until the contract matures. Such unrealized financial statement losses are not relevant indicators of poor performance or execution of the Company’s hedging strategy.

Additionally, should the actual price of the production be higher than the price at which the production is hedged for any particular production month, the Company will realize a hedging loss. These hedging losses, should they occur, do not diminish the success of our hedging program nor are they relevant indicators of the execution of the program.

•

Effective cost control with respect to our operations is crucial to the success of our business strategy; however, it is not the ultimate goal. Our management team frequently analyzes the incurrence of discretionary expenditures that may provide intangible benefit to the Company in the future. Examples include expenditures that minimize our impact to the environment, such as noise abatement and emissions control equipment, and expenditures that make our operations more safe for our employees and the public. Therefore, performance measures linking compensation to cost control could create conflicts for our executive officers and a reduction of shareholder value.

•

The long-term success and profitability of our Company are dependent upon our ability to explore for and find new, undiscovered sources of oil and natural gas. However, the exploration component of our business contains more risk (and oftentimes more expense) than our developmental operations. The risk of drilling a dry hole when we are evaluating new reservoirs is much higher than the risk of drilling a dry hole in a mature field. Additionally, as discussed previously, the economic viability of a reservoir is contingent upon the price expectations for oil and natural gas—which are highly unpredictable. In order to foster and encourage the exploration activities of the Company, we believe executive compensation should not be directly linked to drilling results, specifically in the short-term.

When setting executive compensation levels, our Compensation Committee analyzes our executive officers’ effectiveness in managing the organization’s operations and financial results in light of the volatility associated with oil and natural gas prices, as described above. This analysis involves a subjective, but thorough, consideration of each executive with respect to the six factors listed above using a comprehensive approach and not giving more weight to any one factor over another.

During its June 2008 review of executive compensation, the Compensation Committee intends to thoroughly review, again, the potential incorporation of objective performance criteria into the Company’s executive compensation program. Any material changes to our compensation program as a result of this review will be promptly disclosed.

Elements and Mix of Compensation

We provide short-term compensation in the form of base salaries and cash bonuses, and we provide long-term compensation in the form of restricted stock awards and 401(k) and deferred compensation matching. Additionally, our more highly-compensated employees, including our executive officers, are eligible for compensation deferral and company matching opportunities beyond IRS limitations on 401(k) contributions through a nonqualified deferred compensation program and certain perquisites.

We believe that as an individual’s business responsibilities increase, the proportion of his or her variable, long-term compensation as a percentage of total compensation should increase. Therefore, depending upon an executive officer’s level of responsibility, his or her annual base salary is typically only 10%-20% of the officer’s total salary, bonus and equity compensation. Additionally, Mr. McClendon’s compensation, as our Chairman and CEO, and also as the Company’s co-founder, is more heavily weighted toward long-term equity compensation, which generally represents approximately 80%-90% of his annual total compensation. We believe this compensation mix better aligns Mr. McClendon’s compensation with his responsibility for executing the long-term strategies of the Company and maintaining its growth and profitability. The Compensation Committee does not utilize pre-determined guidelines for allocating between cash and equity and short-term and long-term compensation. The following table provides the compensation mix related to our NEOs for 2007 and 2006:

Name	Year	% Salary to Total Cash & Equity Compensation	% Equity (Long-term)(1) Compensation to Total Cash & Equity Compensation	% Cash (Short-term) Compensation to Total Cash & Equity Compensation
Aubrey K. McClendon	2007	4.03%	88.42%	11.58%
	2006	4.34%	88.61%	11.39%

Marcus C. Rowland	2007	12.95%	67.29%	32.71%
	2006	14.29%	63.47%	36.53%

Steven C. Dixon	2007	12.95%	67.29%	32.71%
	2006	14.73%	62.15%	37.85%

Douglas J. Jacobson	2007	15.54%	63.36%	36.64%
	2006	16.51%	61.45%	38.55%

J. Mark Lester	2007	15.63%	63.77%	36.23%
	2006	16.51%	61.45%	38.55%

Martha A. Burger	2007	18.43%	59.13%	40.87%
	2006	18.32%	58.09%	41.91%

(1)	For purposes of this analysis, equity compensation represents the fair market value of restricted stock on the date of award. Additionally, equity compensation does not include awards of restricted stock made pursuant to our 2006 Long Term Incentive Program (see page 7).

Base Salary. The base salary levels of our executive officers are intended to reflect each officer’s level of responsibility, leadership ability and the contribution of the officer’s department or functional unit to the success and profitability of the Company. Although we review the salary levels of executive officers of peer companies to determine whether our executive officers’ salaries are reasonable in comparison, we do not specifically target a percentile or range within peer group salary levels for our executive officers’ salaries.

Cash Bonuses. Cash bonuses are awarded to the executive officers based on a subjective evaluation of the performance of the Company and the individual during the six-month review period in light of the performance factors listed on page 31. The Company’s financial and operating performance measurements are based on reserves, production, net income, cash flow, drilling results, finding and operating costs, general and administrative costs, asset acquisitions and divestitures, risk management activities and common stock price performance. Individual performance factors include leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company. Additionally, individual performance by an executive officer in a review period that is expected to provide substantial benefit to the Company in future periods is also considered in semi-annual cash bonus decisions. Examples might include the acquisition of key acreage to be used for oil and natural gas development in future periods or the execution of hedging contracts that lock in attractive oil and natural gas prices for future production months.

Cash bonuses are discretionary and not awarded pursuant to a formal plan or an agreement with any executive officer. Additionally, cash bonuses are not awarded based on objective Company or individual performance criteria or targets. No single company or individual performance measurement is given more weight than another and the Compensation Committee is not prohibited from awarding cash bonuses to an executive if the executive’s performance in any given area is poor during the relevant review period.

Restricted Stock. Consistent with our compensation objectives, we believe stock-based compensation provides strong incentives for long-term performance that increases shareholder value while retaining executive officers. Specifically, in conjunction with the Compensation Committee’s semi-annual review of cash compensation, on the first business day of each January and July, we award restricted stock that vests over a period of four years to employees, including executive officers. After June 2003, we chose to award restricted stock, rather than stock options, for the following reasons:

•	The Company could realize a substantial reduction in its annual stock usage rate or “burn rate”, without a reduction in compensation value transferred to the executives;

•	A lower annual stock usage rate would reduce the dilutive effect of stock compensation to our shareholders;

•	The income statement impact of restricted stock is more predictable, and less volatile, than that of stock options; and

•	Structurally, we believe restricted stock better facilitates long-term employee stock ownership than stock options.

Restricted stock is awarded to the executive officers based on a comprehensive but subjective evaluation of the performance of the Company and the individual during the six-month review period in light of the performance factors listed on page 31, rather than based on objective Company or individual performance criteria or targets. No single Company or individual performance measurement is given more weight than another. Because the semi-annual award of restricted stock to our employees is primarily intended to provide incentives for future performance and not rewards for prior performance, when granting restricted stock to executive officers, the Compensation Committee does not consider current holdings of Company securities, the amount and terms of stock options or restricted stock previously granted to the executive officer or gains realized by the executive officer from prior awards of restricted stock or stock options, although such prior awards do continue to provide long-term value and incentive to the executive officers beyond the initial award period.

Other Compensation Arrangements. We also provide compensation in the form of personal benefits and perquisites to our executive officers. Most of the benefits we provide to our executive officers are the same benefits that we provide to all employees or large groups of senior-level employees, including health and welfare insurance benefits, 401(k) matching contributions, nonqualified deferred compensation arrangements and financial planning services (see footnotes and narrative to the Summary Compensation Table). We do not have a pension plan or any other retirement plan other than our 401(k) and nonqualified deferred compensation plans.

The perquisites that we provide exclusively to our chief executive officer, executive vice presidents and senior vice presidents include reimbursement of monthly country club dues and personal use of fractionally-owned company aircraft (see narrative to the Summary Compensation Table). Feedback from our executive officers indicates that access to fractionally-owned company aircraft for personal use greatly enhances productivity and work-life balance which we believe may impact their willingness to work to or beyond normal retirement age. Additionally, we provide accounting support services to our chief executive officer and chief financial officer, a significant portion of which is reimbursed to the Company by the chief executive officer. We believe the provision of accounting support services also contributes to the productivity of the CEO and CFO, allowing them to spend more time focused on the oversight of the Company. The Compensation Committee regularly reviews the terms under which these perquisites are provided and their value in relation to the executive’s total compensation package; however, as these benefits and perquisites represent generally less than 10% of the executive officers’ total compensation, they do not materially influence the Compensation Committee’s decisions in setting such officers’ total compensation. Further, the Company includes the above benefits and perquisites as taxable income to the executive on Form W-2 after each fiscal year, in accordance with Internal Revenue Service (IRS) guidelines.

The Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, our qualified 401(k) profit sharing plan, is open to all employees of the Company and our subsidiaries except employees covered by collective bargaining arrangements (approximately 135 employees). Eligible employees may elect to defer compensation through voluntary contributions to their 401(k) plan accounts, subject to plan limits and those set by the IRS. The Company matches employee contributions dollar for dollar with shares of our common stock purchased in the open market for up to 15% of an employee’s annual base salary and bonus compensation.

CEO Compensation

As the chief executive officer and co-founder of the Company, Mr. McClendon has been instrumental in shaping the vision for the Company and transforming it into a leader in U.S. natural gas production. Accordingly, his compensation is awarded predominantly in the form of long-term equity incentives. As a significant shareholder, with approximately 29.5 million shares of our common stock, Mr. McClendon has a major portion of his personal wealth tied directly to sustained stock price appreciation and performance, providing direct alignment with shareholder interests. Additionally, Mr. McClendon has not sold a share of the Company’s common stock since January 2002 and has been an active and continuous purchaser of our common stock in the open market since September 2002. From September 2002 through April 2008, Mr. McClendon purchased over 11 million shares at a total cost of approximately $319 million.

The Company provides Mr. McClendon with unlimited use of fractionally-owned company aircraft and accounting support services to provide him with the flexibility to focus on the myriad of critical and complex issues that currently face the U.S. natural gas industry while remaining actively involved in the oversight of the day-to-day management of the Company. Mr. McClendon is thoroughly involved in the financial and operational discussions and decisions that occur each day throughout the Company; however, more than any other executive officer, he also leads the Company’s public policy initiatives currently centered around global climate change and the promotion of natural gas as the best solution for the nation’s future energy needs. The Compensation Committee believes these additional responsibilities warrant the perquisites provided to Mr. McClendon as compared to those provided to other executive officers.

Because of Mr. McClendon’s unique role as co-founder of the Company, he is the only executive officer with the opportunity to participate as a working interest owner in the oil and natural gas wells that the Company drills. The Founder Well Participation Program (“FWPP”), which was approved by our shareholders on June 10, 2005 (see “Transactions with Related Persons” on page 53), is a continuation of the well participation program previously administered through Mr. McClendon’s employment agreement and initiated by the Company in connection with its initial public offering in February 1993. The FWPP fosters and promotes the development and execution of the Company’s business by: (a) retaining and motivating our chief executive officer who co-founded the Company; (b) aligning the financial rewards and risks of Mr. McClendon with the Company more effectively and directly than other performance incentive programs maintained by many of the Company’s peers; and (c) imposing on Mr. McClendon the same risks incurred by the Company in its exploration and production operations. The Compensation Committee reviews Mr. McClendon’s participation in the FWPP on a semi-annual basis and annually adjusts the acreage costs charged to Mr. McClendon to ensure he reimburses the Company for such costs.

At Mr. McClendon’s request, the Compensation Committee has maintained his salary at $975,000 since 2006. The Compensation Committee has further rewarded his performance and the performance of the Company by increasing his cash bonuses and the value of his restricted stock awards. For 2007, Mr. McClendon received $1.8 million in cash bonuses and restricted stock awards valued on the award date at $25.1 million. Based on a subjective review of his exemplary leadership, both as the Company’s leader and an advocate for the natural gas industry, demonstrated commitment to the Company and the formulation and successful execution of the Company’s business strategy as reflected by its operational and financial growth, productivity and profitability, the Compensation Committee believes Mr. McClendon’s compensation is appropriate.

Other NEO Compensation

The Company currently considers the positions of CFO and COO to be equivalent in terms of the level of responsibility and the significance of contribution to the Company. Specifically, Mr. Rowland’s performance is measured comprehensively but subjectively in terms of his execution of the Company’s hedging program, the quality of the Company’s financial reporting, the Company’s asset financing and monetization strategy and programs, access to capital markets, balance sheet management, stock price performance and the performance of the accounting, treasury and information technology departments. Mr. Dixon’s performance is measured in the same manner, in terms of the Company’s production rates, finding and operating costs, drilling results, reserve replacement, and leasehold acquisition efforts. Messrs. Rowland and Dixon both demonstrated exemplary performance in these areas in 2007 and, therefore, the Compensation Committee believes the increases in (i) salary, from $775,000 effective January 1, 2007 to $830,000 effective January 1, 2008; (ii) cash bonuses from $1.05 million to $1.2 million; and (iii) restricted stock award values from $3.7 million to $4.9 million in 2007 for our CFO and COO are appropriate.

The Company also considers our EVP positions to be generally equivalent in terms of responsibility and significance to the Company. Mr. Jacobson’s performance is measured in terms of his team’s identification, negotiation, execution and integration of attractive acquisition targets and the execution and profitability of divestitures. Mr. Lester’s performance is measured in terms of the Company’s drilling results and reserve replacement. The Compensation Committee reviews the performance of both EVPs comprehensively but subjectively, without specifically weighting any one performance factor more heavily than another. Messrs. Jacobson and Lester both demonstrated exemplary performance in these areas in 2007 and, therefore, the Compensation Committee believes the increases in (i) salary, from $725,000 effective January 1, 2007 to $775,000 for Mr. Jacobson and $750,000 for Mr. Lester both effective January 1, 2008; (ii) cash bonuses from $850,000 to $1.0 million for Mr. Jacobson and $965,000 for Mr. Lester; and (iii) restricted stock award values from $2.7 million to $3.7 million for Mr. Jacobson and $3.6 million for Mr. Lester in 2007 for our EVPs are appropriate.

Martha Burger’s position as Senior Vice President—Human and Corporate Resources is considered one of the most critical in terms of responsibility and significance among the Company’s senior vice presidents. Ms. Burger’s leadership and expertise, not only within the Company but throughout the industry, have positioned Chesapeake well ahead of its peers with respect to the challenges facing the industry’s workforce (as discussed on page 6). Additionally, her efforts have served to establish the Company as both a leader in the promotion and recognition of natural gas as a long-term solution to the nation’s energy problems and a leader in service to the communities in which we operate. Ms. Burger’s performance is measured in terms of the success and effectiveness of the Company’s (i) workforce recruiting, retention, professional development and wellness initiatives; (ii) community support and development efforts; and (iii) communication and public relations initiatives. In view of Ms. Burger’s contributions in 2007, the Compensation Committee believes the increases in her salary, cash bonuses and restricted stock award values in 2007 are appropriate.

As discussed above, the perquisites we provide exclusively to our chief executive officer, executive vice presidents and senior vice presidents include reimbursement of monthly country club dues and personal use of fractionally-owned company aircraft. Messrs. Jacobson and Lester and Ms. Burger are each entitled to 50 hours personal use of fractionally-owned company aircraft each year. Messrs. Rowland and Dixon are each entitled to 175 and 75 hours, respectively, with the difference attributable to Mr. Rowland’s choice to forgo an award of restricted stock under our 2006 Long Term Incentive Program.

Termination Arrangements

We maintain employment agreements with our executive officers, the material terms of which are described throughout this proxy statement. The Compensation Committee reviews the terms of the agreements at least annually, generally focusing on the permitted activities allowed for our executive officers, the competitiveness, value and adequacy of the severance arrangements and the competitiveness and value of the perquisites and other personal benefits provided to such officers. Please refer to the narrative to the Post-Employment Compensation tables for details of the termination arrangements for our NEOs.

The energy industry’s history of terminating professionals during its cyclical downturns, and the more current trend of mergers, acquisitions and consolidation, are two important factors that have contributed to a widespread, heightened concern for long-term job stability by many professionals in our industry. In response to this concern, arrangements that provide compensation guarantees in the event of an employee’s termination without cause, change of control, death or incapacity have become common practice. These provisions in our employment agreements are integral to our ability to recruit and retain the high caliber of professionals that are critical to the successful execution of our business strategy.

Our Compensation Committee believes the payment and benefit levels provided to our executive officers in their employment agreements in the event of a termination without cause should correspond to the level of risk and responsibility assumed by the executive officer and should provide sufficient comfort to empower the executive officer to make the types of decisions that impact the future of the Company without fear of imminent termination. Because our CEO is ultimately responsible for the vision of the Company and the execution of the Company’s business strategy, our Compensation Committee believes that the CEO is entitled to cash compensation and benefits for the remainder of his then current employment agreement in addition to immediate vesting of all unvested equity compensation. The Compensation Committee believes payment of base salary for one year and immediate vesting of all unvested equity compensation is appropriate given the risk and responsibility assumed by the Company’s other executive officers.

The Compensation Committee recognizes that the Company’s executive officers are not likely to be retained by a successor in the event of a change of control. Therefore, the Committee believes that guaranteeing the executive officers two years’ cash compensation is sufficient to incentivize the executive officers to continue to work for the Company, even if a change of control were to appear imminent. Additionally, to incentivize the CEO to continue to provide vital leadership and direction to the Company’s employees during a change of control, the Compensation Committee believes the CEO should be provided a more substantial compensation guarantee than that provided to the other executive officers. However, such guarantee should only be paid if the CEO’s services are not retained under reasonable terms by the successor. The Committee believes a cash payment equal to three years’ compensation is appropriate under the above described scenario. In the event of a change of control, all outstanding equity awards under the Company’s equity compensation plans and unvested Company matching contributions under the nonqualified deferred compensation plan become immediately vested.

With respect to the termination of an executive officer resulting from an officer’s disability preventing continued service to the Company, the Compensation Committee believes that a cash payment equal to six months of compensation and benefits is appropriate to bridge the officer’s transition to another vocation or other compensation arrangements. The Committee further believes that the compensation provided for in the event of a termination without cause pursuant to the CEO’s employment agreement should be paid if the CEO’s employment is terminated because of disability, less any payments under disability plans provided by the Company.

In the event of an executive officer’s death, the Committee believes that a payment of 12 months base salary, immediate vesting of the executive officer’s unvested equity compensation and, with respect to the CEO and CFO, limited continuation of accounting support or financial advisory services for the executive officer’s estate are appropriate to respect the officer’s previous contributions to the Company.

In 2006, the Compensation Committee added provisions to the employment agreements of our CEO, executive vice presidents and senior vice presidents that provide for accelerated vesting of unvested equity compensation upon retirement. The percentage of unvested equity compensation to be vested upon retirement ranges from 0% to 100% based on the executive’s age and years of service at retirement. This provision was added to recognize the longevity of our senior management team and, because we do not have a pension plan, is intended to motivate our executives to remain with the Company until retirement.

Accounting and Tax Treatment of Compensation

In structuring executive compensation, the Company analyzes the anticipated accounting and tax treatment of various arrangements and payments; however, the accounting for or deductibility of compensation is not a determinative factor in compensation decisions. We award compensation which is not deductible under Section 162(m) of the Internal Revenue Code, or which results in less favorable accounting treatment than other types of compensation arrangements, if we believe it is consistent with our compensation objectives and would be in the best interest of the Company and its shareholders. Compensation recognized by the executive officers upon the vesting of restricted stock, as currently structured, is not deductible pursuant to Section 162(m), which limits the tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the Company’s four other most highly compensated executive officers, unless certain performance-based requirements are met.

Total Compensation Analysis

During its semi-annual review of executive compensation, the Compensation Committee analyzes detailed worksheets or “tally” sheets prepared by management for each of the executive officers. The tally sheets present the dollar amount of each component of the executive officers’ current compensation, including cash compensation (salary and bonus), equity compensation, accumulated 401(k) and deferred compensation balances and perquisites. Using the current compensation levels, the tally sheets also reflect the potential payouts under the termination of employment and change of control scenarios contemplated in the executive officers’ employment agreements and under our equity compensation plans. The tally sheets further project wealth accumulation from each executive officer’s outstanding equity compensation awards assuming 0%, 5% and 10% price appreciation and depreciation in the price of the Company’s common stock over the next five years.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our executive officers, as well as information about wealth accumulation, so that the Compensation Committee can analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation.

In its December 2007 review of these tally sheets, the Compensation Committee determined that the compensation amounts and mix are appropriate for each executive officer and remained consistent with the Committee’s expectations.

Stock Ownership Requirements

We impose stock ownership requirements on our executive officers because we believe stock ownership directly aligns their interests with those of our shareholders. Each executive officer has a stock ownership obligation arising from his or her employment agreement. Mr. McClendon is required to hold shares of the Company’s common stock having an aggregate investment value equal to 500% of his annual base salary and bonus. Our executive vice presidents, including Messrs. Rowland, Dixon, Lester and Jacobson, are required to hold not less than 25,000 shares of the Company’s common stock throughout the term of their agreements and our senior vice presidents, including Ms. Burger, are required to hold not less than 10,000 shares of the Company’s common stock throughout the term of their employment agreements. Stock held by our executive and senior vice presidents in our 401(k) and deferred compensation plans are not counted toward satisfaction of stock ownership requirements. The Compensation Committee reviews a report of each executive officer’s stock ownership at its meetings in June and December of each year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 Annual Report on Form 10-K and this proxy statement.

Members of the Compensation Committee:

Frederick B. Whittemore, Chairman

Charles T. Maxwell

Frank Keating

Summary Compensation Table for 2007

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(d)	All Other Compen- sation ($)(e)	Total ($)
Aubrey K. McClendon Chairman of the Board and Chief Executive Officer	2007	$975,000	$1,826,000	$14,398,233	$294,020	$—	$—	$1,253,231	$18,746,484
	2006	$975,000	$1,581,000	$9,288,550	$1,412,612	$—	$—	$1,800,198	$15,057,360

Marcus C. Rowland Executive Vice President— Finance and Chief Financial Officer	2007	$787,500	$1,201,000	$9,371,017	$35,200	$—	$—	$930,605	$12,325,322
	2006	$675,000	$1,051,000	$2,016,652	$164,794	$—	$—	$657,341	$4,564,787

Steven C. Dixon Executive Vice President— Operations and Chief Operating Officer	2007	$787,500	$1,201,000	$2,442,059	$21,104	$—	$—	$568,181	$5,019,844
	2006	$671,875	$1,053,986	$966,919	$98,130	$—	$—	$352,169	$3,143,079

Douglas J. Jacobson Executive Vice President— Acquisitions and Divestitures	2007	$737,500	$1,001,000	$3,789,447	$18,686	$—	$—	$438,748	$5,985,381
	2006	$637,500	$851,000	$974,154	$81,340	$—	$—	$283,282	$2,827,276

J. Mark Lester Executive Vice President— Exploration	2007	$732,500	$966,000	$7,203,335	$21,104	$—	$—	$468,452	$9,391,391
	2006	$637,500	$851,000	$1,322,385	$98,130	$—	$—	$357,406	$3,266,421

Martha A. Burger Senior Vice President— Human and Corporate Resources	2007	$637,500	$776,000	$5,300,516	$18,769	$—	$—	$422,736	$7,155,521
	2006	$525,000	$676,000	$967,310	$85,073	$—	$—	$292,179	$2,545,562

(a)	The bonus amounts shown above as earned in 2007 include bonuses paid to the executive officers in July 2007 and January 2008. The bonus amounts shown above as earned in 2006 include bonuses paid to the executive officers in July 2006 and January 2007.
(b)

The amounts shown in these columns represent the expense recognized in our financial statements in 2007 and 2006 for the fair value of restricted stock and stock options granted in 2007 and 2006 and in prior fiscal years, in accordance with SFAS 123(R). The accounting expense related to our NEOs’ restricted stock and stock options shown above may not be representative of the actual value that they will receive from such awards. Notes 1 and 9 to our consolidated financial statements included in our 2007 Form 10-K describe the manner in which such fair values are calculated and the assumptions used in such calculations. Since Mr. Rowland and Ms. Burger became retirement-eligible in 2007 in accordance with the terms of their employment agreements, the fair value of their unvested restricted stock has been fully expensed and any future awards would be expensed immediately rather than amortized over the vesting periods. Because Messrs. Lester and Jacobson will become retirement-eligible in 2008 and 2009, respectively, the amortization of the fair value of their restricted stock for 2007 and 2006 was based on the time remaining to their 55th birthdays rather than the full four-year vesting periods of their restricted stock awards. Refer to the Grants of Plan-Based Awards Table for additional information regarding restricted stock awards made to the NEOs in 2007. The Company did not grant stock options in 2007 or 2006. More information about our NEOs’ outstanding restricted stock and stock options as of December 31, 2007 is provided in the Outstanding Equity Awards at 2007 Fiscal Year End Table. Unvested restricted stock and stock options do not accrue dividends, nor do we pay dividend equivalents on equity awards.

(c)	The Company does not have any non-equity incentive plans.
(d)	The Company does not have a pension plan. In addition, our nonqualified deferred compensation plans do not provide for above-market or preferential earnings. Our nonqualified deferred compensation plans are discussed in detail in the narrative to the Nonqualified Deferred Compensation Table for 2007.
(e)	See the All Other Compensation Table below for additional information.

All Other Compensation Table for 2007

Name	Year	Personal Use of Fractionally- Owned Company Aircraft(a)	Accounting Support(b)	Reimbursement of HSR Filing Fees Paid by the Executive(c)	Company Matching Contributions to Retirement Plans(d)	Other(e)	Total
Aubrey K. McClendon	2007	$600,961	$240,831	—	$402,000	$9,439	$1,253,231
	2006	$567,574	$579,302	$280,000	$363,750	$9,572	$1,800,198

Marcus C. Rowland	2007	$586,944	$48,249	—	$286,875	$8,537	$930,605
	2006	$351,414	$50,734	—	$236,250	$18,943	$657,341

Steven C. Dixon	2007	$259,396	—	—	$286,875	$21,910	$568,181
	2006	$100,959	—	—	$224,531	$26,679	$352,169

Douglas J. Jacobson	2007	$167,919	—	—	$249,375	$21,454	$438,748
	2006	$52,356	—	—	$204,375	$26,551	$283,282

J. Mark Lester	2007	$201,436	—	—	$247,125	$19,891	$468,452
	2006	$131,748	—	—	$204,375	$21,283	$357,406

Martha A. Burger	2007	$202,567	—	—	$204,375	$15,794	$422,736
	2006	$102,806	—	—	$168,750	$20,623	$292,179

(a)	The value of personal use of fractionally-owned company aircraft is based on the incremental cost to the Company determined by the number of flight hours multiplied by the hourly variable operating costs associated with each flight. The variable operating costs include the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs. Since the fractionally-owned company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips.
(b)	Under the terms of their employment agreements, Messrs. McClendon and Rowland were provided personal accounting support in 2007 and 2006. The value of personal accounting support allocated to each for 2007 and 2006 includes allocations of the following with respect to such support personnel: (i) cash compensation; (ii) equity compensation; (iii) company-matching contributions to our 401(k) plan and deferred compensation plan; (iv) company-paid life insurance premiums; and (v) overhead (utilities, office equipment, health and welfare benefit plans, etc.). For 2007, Mr. McClendon was required by his employment agreement to reimburse the Company for 100% of the salaries, cash bonuses, contributions to retirement and deferred compensation plans, un-reimbursed insurance premiums for the benefit of the employee and Chesapeake’s portion of payroll taxes of the personnel providing such accounting support. Additionally, the agreement states that Mr. McClendon will reimburse the company for indirect costs for such employees to be calculated by multiplying the total reimbursable compensation as described above by a percentage (currently 25%) determined by the Compensation Committee of the Board of Directors and Mr. McClendon. The amounts in this column are shown net of such reimbursement.
(c)	Filing fees paid by Mr. McClendon in 2005 for required filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 were reimbursed by the Company in 2006. Such filings were made as the result of Mr. McClendon’s significant acquisitions of the Company’s common stock in prior years. Because the Board of Directors supports, encourages and appreciates the ongoing acquisition of the Company’s common stock by its CEO, it unanimously approved the reimbursement of such fees.
(d)	This column represents the matching contributions made by the Company for the benefit of the executive officers in the 401(k) plan and deferred compensation plan. These plans are discussed in more detail in the narrative to the Nonqualified Deferred Compensation Table for 2007.
(e)	This column represents the value of other benefits provided to the executive officers, including financial advisory services, supplemental life insurance premiums, country club dues, and tax reimbursements related to spouse/family member travel to the Company’s Board meetings.

Other Perquisites

From time to time, the Company may provide additional inconsequential perquisites to senior managers and officers of the Company, including the executive officers. Examples of such perquisites include physical, fitness and nutritional assessments, home security system reviews and tickets to cultural and sporting events.

Employment Agreements

Mr. McClendon’s current employment agreement has a term of five years commencing January 1, 2008, which term is automatically extended for one additional year on each December 31 unless the Company provides 30 days prior notice of non-extension. Such agreement provides, among other things, for an annual base salary of not less than $975,000, bonuses at the discretion of the Board of Directors (through its Compensation Committee), eligibility for equity awards under the Company’s stock compensation plans and benefits, including personal accounting support. Effective January 1, 2007, Mr. McClendon is required by his employment agreement to reimburse the Company for 100% of the salaries, cash bonuses, matching contributions to retirement and deferred compensation plans, un-reimbursed insurance premiums for the benefit of the employee and Chesapeake’s portion of payroll taxes of the personnel who provide him such accounting support. Additionally, the agreement states that Mr. McClendon will reimburse the company for indirect costs for such employees to be calculated by multiplying the total reimbursable compensation as described above by a percentage (currently 25%) determined by the Compensation Committee of the Board of Directors and Mr. McClendon.

The Company owns fractional interests in several aircraft through the NetJets (a Berkshire Hathaway company) program. For safety, security and efficiency, Mr. McClendon is permitted by his employment agreement to use aircraft owned or leased by the Company for business and personal use and is not required to reimburse the Company for any costs related to such use.

The Company has employment agreements with Messrs. Rowland, Dixon, Jacobson and Lester and Ms. Burger that are in effect through September 30, 2009. Such agreements provide for annual base salaries (not less than $725,000 for Mr. Rowland, $725,000 for Mr. Dixon, $725,000 for Mr. Jacobson, $675,000 for Mr. Lester and $625,000 for Ms. Burger), bonuses at the discretion of the Board of Directors (through its Compensation Committee), eligibility for equity awards under the Company’s stock compensation plans and benefits, including club membership and, for Mr. Rowland, personal accounting support.

Under the Company’s policy regarding the use of fractionally-owned company aircraft, our executive officers (other than Mr. McClendon who is permitted by his employment agreement to use fractionally-owned company aircraft as discussed above) are entitled to personal use of fractionally-owned company aircraft seating eight passengers or fewer for up to a specified amount of flight time per calendar year in North America, the Caribbean and Mexico (175 hours for Mr. Rowland, 75 hours for Mr. Dixon, 50 hours for Mr. Jacobson, 50 hours for Mr. Lester and 50 hours for Ms. Burger). We apply the IRS’s Standard Industry Fare Level (“SIFL”) valuation methodology to determine the taxable compensation attributable to our executive officers’ personal usage of fractionally-owned company aircraft. For Board meetings and other Company activities at which the attendance of an executive officer’s spouse and immediate family members are also requested by the Company, we make tax gross-up payments to the executive officer associated with the taxable compensation attributable to the spouses’ travel.

The executive officers’ employment agreements also provide for a six-month non-competition period after termination of employment and prohibit disclosure of confidential information for a three-year period (or, with respect to Mr. McClendon, a one-year period) following the termination of the agreement. In addition, the agreement contains non-solicitation restrictions with respect to employees, contractors, customers, vendors and subcontractors.

Employment agreement provisions related to compensation payable upon certain termination events are described under “Post-Employment Compensation.”

Grants of Plan-Based Awards Table for 2007

Name	Grant Date	Approval Date (a)	Number of Non-Equity Incentive Plan Units Granted(#)	Estimated Future Payont Under Non-Equity Incentive Plan Awards($)	Estimated Future Payouts Under Equity Incentive Plan Awards($)	All Other Stock Awards: Number of Shares of Stock or Units(#)(b)	All Other Option Awards: Number of Securities Under- lying Options(#)	Grant Date Fair Value of Stock and Option Awards(c)
Aubrey K. McClendon	January 3, 2007	December 15, 2006	—	$—	$—	340,000	—	$9,462,200
	July 2, 2007	June 8, 2007	—	$—	$—	340,000	—	$11,934,000

Marcus C. Rowland	January 3, 2007	December 15, 2006	—	$—	$—	65,000	—	$1,808,950
	July 2, 2007	June 8, 2007	—	$—	$—	65,000	—	$2,281,500

Steven C. Dixon	January 3, 2007	December 15, 2006	—	$—	$—	65,000	—	$1,808,950
	June 8, 2007	August 25, 2006	—	$—	$—	106,750	—	$3,798,165
	July 2, 2007	June 8, 2007	—	$—	$—	65,000	—	$2,281,500

Douglas J. Jacobson	January 3, 2007	December 15, 2006	—	$—	$—	47,500	—	$1,321,925
	June 8, 2007	August 25, 2006	—	$—	$—	91,280	—	$3,247,742
	July 2, 2007	June 8, 2007	—	$—	$—	48,000	—	$1,684,800

J. Mark Lester	January 3, 2007	December 15, 2006	—	$—	$—	47,500	—	$1,321,925
	June 8, 2007	August 25, 2006	—	$—	$—	91,280	—	$3,247,742
	July 2, 2007	June 8, 2007	—	$—	$—	47,500	—	$1,667,250

Martha A. Burger	January 3, 2007	December 15, 2006	—	$—	$—	32,500	—	$904,475
	June 8, 2007	August 25, 2006	—	$—	$—	74,260	—	$2,642,171
	July 2, 2007	June 8, 2007	—	$—	$—	32,500	—	$1,140,750

(a)	The Compensation Committee of the Board of Directors approves the semi-annual restricted stock awards to executive officers at regularly scheduled meetings. The Committee’s approval on December 15, 2006 provided for the restricted stock grant date to be the first trading day of January 2007. Its approval on June 8, 2007 provided for the restricted stock grant date to be the first trading day of July 2007. The Compensation Committee approved the 2006 Long Term Incentive Awards at a special meeting on August 25, 2006 subject to shareholder approval, which was obtained on June 8, 2007.
(b)	The restricted stock awards granted on January 3, 2007 and July 2, 2007 vest ratably over four years from the date of the award. The 2006 Long Term Incentive Awards granted June 8, 2007, upon receipt of shareholder approval, vest 50% on August 25, 2009 and the remaining 50% on August 25, 2011. No dividends are accrued or paid on restricted stock awards until vested.
(c)	The values shown in reference to restricted stock awards are based on the closing price of the Company’s common stock on the grant date.

As discussed under “Compensation Committee” on page 20, equity compensation for substantially all of the Company’s employees, including executive officers, is reviewed on a semi-annual basis, in June and December. With respect to the June compensation review, restricted stock is awarded to executive officers effective the first trading day of July based on amounts approved by the Compensation Committee at its June meeting. With respect to the December compensation review, restricted stock is awarded to executive officers effective the first trading day of January based on amounts approved by the Compensation Committee at its December meeting. Restricted stock awarded to executive officers in 2006 was awarded pursuant to the 2003 Stock Incentive Plan and restricted stock awarded to executive officers in 2007 was awarded pursuant to the Long Term Incentive Plan. Both plans are discussed in detail in Note 9 to our consolidated financial statements included in our 2007 Form 10-K.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Aubrey K. McClendon	—	—	—	—	—	62,500	(1)	$2,450,000	—	—
	—	—	—	—	—	78,125	(2)	$3,062,500	—	—
	—	—	—	—	—	175,000	(3)	$6,860,000	—	—
	—	—	—	—	—	185,000	(4)	$7,252,000	—	—
	—	—	—	—	—	225,000	(5)	$8,820,000	—	—
	—	—	—	—	—	243,750	(6)	$9,555,000	—	—
	—	—	—	—	—	340,000	(7)	$13,328,000	—	—
	—	—	—	—	—	340,000	(9)	$13,328,000	—	—

Marcus C. Rowland	—	—	—	—	—	7,500	(1)	$294,000	—	—
	—	—	—	—	—	8,750	(2)	$343,000	—	—
	—	—	—	—	—	20,000	(3)	$784,000	—	—
	—	—	—	—	—	21,250	(4)	$833,000	—	—
	—	—	—	—	—	26,250	(5)	$1,029,000	—	—
	—	—	—	—	—	45,000	(6)	$1,764,000	—	—
	—	—	—	—	—	65,000	(7)	$2,548,000	—	—
	—	—	—	—	—	65,000	(9)	$2,548,000	—	—

Steven C. Dixon	15,000	—	—	$2.25	January 3, 2010	4,500	(1)	$176,400	—	—
	50,000	—	—	$4.00	May 4, 2010	6,875	(2)	$269,500	—	—
	50,000	—	—	$5.56	November 7, 2010	16,000	(3)	$627,200	—	—
	55,000	—	—	$6.11	July 10, 2011	17,000	(4)	$666,400	—	—
	55,000	—	—	$6.11	December 14, 2011	22,500	(5)	$882,000	—	—
	60,000	—	—	$5.20	July 23, 2012	45,000	(6)	$1,764,000	—	—
	50,000	—	—	$7.80	January 8, 2013	65,000	(7)	$2,548,000	—	—
	45,000	—	—	$10.08	June 24, 2013	106,750	(8)	$4,184,600	—	—
	—	—	—	—	—	65,000	(9)	$2,548,000	—	—

Douglas J. Jacobson	29,300	—	—	$2.25	January 3, 2010	4,000	(1)	$156,800	—	—
	11,250	—	—	$5.20	July 23, 2012	6,250	(2)	$245,000	—	—
	20,000	—	—	$7.80	January 8, 2013	16,000	(3)	$627,200	—	—
	20,000	—	—	$10.08	June 24, 2013	17,000	(4)	$666,400	—	—
	—	—	—	—	—	22,500	(5)	$882,000	—	—
	—	—	—	—	—	33,750	(6)	$1,323,000	—	—
	—	—	—	—	—	47,500	(7)	$1,862,000	—	—
	—	—	—	—	—	91,280	(8)	$3,578,176	—	—
	—	—	—	—	—	48,000	(9)	$1,881,600	—	—

J. Mark Lester	—	—	—	—	—	4,500	(1)	$176,400	—	—
	—	—	—	—	—	6,875	(2)	$269,500	—	—
	—	—	—	—	—	16,000	(3)	$627,200	—	—
	—	—	—	—	—	17,000	(4)	$666,400	—	—
	—	—	—	—	—	22,500	(5)	$882,000	—	—
	—	—	—	—	—	33,750	(6)	$1,323,000	—	—
	—	—	—	—	—	47,500	(7)	$1,862,000	—	—
	—	—	—	—	—	91,280	(8)	$3,578,176	—	—
	—	—	—	—	—	47,500	(9)	$1,862,000	—	—

Martha A. Burger	19,500	—	—	$1.13	October 16, 2008	3,500	(1)	$137,200	—	—
	20,000	—	—	$0.94	March 5, 2009	5,000	(2)	$196,000	—	—
	25,000	—	—	$4.00	May 4, 2010	11,500	(3)	$450,800	—	—
	40,000	—	—	$6.11	July 10, 2011	12,500	(4)	$490,000	—	—
	45,000	—	—	$6.11	December 14, 2011	16,875	(5)	$661,500	—	—
	45,000	—	—	$5.20	July 23, 2012	22,500	(6)	$882,000	—	—
	45,000	—	—	$7.80	January 8, 2013	32,500	(7)	$1,274,000	—	—
	40,000	—	—	$10.08	June 24, 2013	74,260	(8)	$2,910,992	—	—
	—	—	—	—	—	32,500	(9)	$1,274,000	—	—

(a)	The value shown is based on the closing price of the Company’s common stock on December 31, 2007 of $39.20 per share.
(1)	Represents restricted stock awarded on January 15, 2004 which vests ratably over four years from the date of the award. On January 15, 2008, the remaining unvested shares vested.
(2)	Represents restricted stock awarded on July 9, 2004 which vests ratably over four years from the date of the award. The remaining vesting date for this award is July 9, 2008 with all of the currently unvested shares vesting on such date.
(3)	Represents restricted stock awarded on January 3, 2005 which vests ratably over four years from the date of the award. On January 3, 2008, one-half of the unvested shares vested. The remaining vesting date for this award is January 3, 2009 with one-half of the currently unvested shares vesting on such date.
(4)	Represents restricted stock awarded on July 1, 2005 which vests ratably over four years from the date of the award. The remaining vesting dates for this award are July 1, 2008 and July 1, 2009 with one-half of the currently unvested shares vesting on each date.
(5)	Represents restricted stock awarded on January 3, 2006 which vests ratably over four years from the date of the award. On January 3, 2008, one-third of the unvested shares vested. The remaining vesting dates for this award are January 3, 2009 and January 3, 2010 with one-third of the currently unvested shares vesting on each date.
(6)	Represents restricted stock awarded on July 3, 2006 which vests ratably over four years from the date of the award. The remaining vesting dates for this award are July 3, 2008, July 3, 2009 and July 3, 2010 with one-third of the currently unvested shares vesting on each date.
(7)	Represents restricted stock awarded on January 3, 2007 which vests ratably over four years from the date of the award. On January 3, 2008, one-fourth of the unvested shares vested. The remaining vesting dates for this award are January 3, 2009, January 3, 2010 and January 3, 2011 with one-fourth of the currently unvested shares vesting on each date. The grant date fair value of each award is reported in the Grants of Plan-Based Awards Table above.
(8)	Represents restricted stock awarded on June 8, 2007. The vesting dates for this award are August 25, 2009 and August 25, 2011 with one-half of the unvested shares vesting on each date. The grant date fair value of each award is reported in the Grants of Plan-Based Awards Table above.
(9)	Represents restricted stock awarded on July 3, 2007 which vests ratably over four years from the date of the award. The vesting dates for this award are July 3, 2008, July 3, 2009, July 3, 2010 and July 3, 2011 with one-fourth of the unvested shares vesting on each date. The grant date fair value of each award is reported in the Grants of Plan-Based Awards Table above.

Option Exercises and Stock Vested Table for 2007

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Aubrey K. McClendon(c)	543,845	$16,852,562	476,875	$15,100,375
Marcus C. Rowland	39,999	$897,866	60,625	$1,938,013
Steven C. Dixon	65,000	$2,008,450	50,375	$1,623,740
Douglas J. Jacobson	21,250	$705,388	45,500	$1,455,290
J. Mark Lester	42,500	$1,023,931	46,625	$1,491,365
Martha A. Burger	60,500	$2,025,940	33,625	$1,072,141

(a)	Amount determined by subtracting the aggregate exercise price of such options from the market value of the underlying shares of common stock on the exercise date.
(b)	The value shown is based on the closing price of the Company’s common stock on the vesting dates.
(c)	The 543,845 shares acquired by Mr. McClendon upon exercises of stock options and the 476,875 shares of restricted stock that vested in 2007 remain part of his common stock holdings as of the record date.

Post-Employment Compensation

As discussed in our Compensation Discussion and Analysis, we provide our key employees and officers with certain compensation guarantees in the event of a termination without cause, change of control, retirement, incapacity or death. The termination arrangements with respect to our named executive officers are contained in their respective employment agreements. The discussion below describes these arrangements.

Termination Without Cause

The Company may terminate its employment agreements with its NEOs at any time without cause; however, upon such termination the executive officer is entitled to continue to receive the following:

•

Mr. McClendon. Base Compensation (defined as salary equal to his base salary on the date of termination plus annual bonus compensation equal to the bonus compensation he received during the twelve-month period preceding the termination date) and benefits, including office space and personnel to provide accounting support and other services for personal business, investments and activities of Mr. McClendon and his immediate family members (subject to reimbursement as described in note (b) to the All Other Compensation Table for 2007), and fractionally-owned company aircraft usage, but excluding participation in any retirement or deferred compensation plan, for the balance of the contract term. In addition, any unvested equity awards will become immediately vested upon such termination.

•	Other Named Executive Officers. Base salary for one year and immediate vesting of all unvested equity awards.

Change of Control

A Change of Control is defined in our named executive officers’ employment agreements to include:

(1) a person acquiring beneficial ownership of 30% or more of the Company’s outstanding common stock or the voting power of the Company’s existing voting securities unless one of the circumstances described in clause 3(i), (ii) and (iii) below exists or it is an acquisition directly from the Company or an acquisition by the Company or a Company employee benefit plan;

(2) a majority of the members of the Incumbent Board is replaced by directors who were not nominated or elected by the Incumbent Board (the current directors and directors later nominated or elected by a majority of such directors are referred to as the “Incumbent Board”);

(3) the consummation of a business combination such as a reorganization, merger, consolidation or sale of all or substantially all of the Company’s assets unless following such business combination (i) the persons who beneficially owned the Company’s common stock and voting securities immediately prior to the business combination beneficially own more than 60% of such securities of the corporation resulting from the business combination in substantially the same proportions, (ii) no person beneficially owns 30% or more of such securities of the corporation resulting from the business combination unless such ownership existed prior to the business combination, or (iii) a majority of the members of the board of directors of the corporation resulting from the business combination were members of the Incumbent Board at the time of the execution or approval of the business combination agreement; and

(4) the approval by the shareholders of a complete liquidation or dissolution of the Company.

Upon a change of control, the executive officer is entitled to the following:

•

Mr. McClendon. If within three years after a change of control, any one of the events described below occurs (each a “Change of Control Termination”), a severance payment in an amount equal to three times his Base Compensation:

•	his employment agreement expires in accordance with its terms;

•	his employment agreement is not extended and he resigns within one year after such non-extension;

•	a required relocation of more than 25 miles from his then current place of employment;

•	a default by the Company under his employment agreement;

•	the failure by the Company after a change of control to obtain the assumption of his employment agreement by any successor or parent of the Company; or.

•	after a change of control, he agrees to remain employed by the Company for a period of three months to assist in the transition and thereafter resigns.

•

Other Named Executive Officers. A severance payment in an amount equal to 200% of the sum of (i) the executive officer’s base salary as of the date of the change of control and (ii) bonus compensation paid to the executive during the twelve-month period immediately prior to the change of control and immediate vesting of all unvested equity compensation.

Retirement

Upon retirement after the attainment of age 55, the executive officer will be eligible for immediate vesting of unvested equity compensation, with the exception of restricted stock awarded to Messrs. Dixon, Lester and Jacobson and Ms. Burger under the 2006 Long Term Incentive Program.

Incapacity

If the executive officer becomes incapacitated, as determined by the Company’s Board of Directors, and is unable to perform the duties set out in his or her employment agreement for a period of three consecutive months (four consecutive months for Mr. McClendon), the Board may terminate his or her services. In the event such a termination should occur, the executive officer is entitled to receive the following:

•

Mr. McClendon. Base Compensation and benefits, including office space, personal secretarial and accounting support and fractionally-owned company aircraft usage, but excluding participation in any retirement or deferred compensation plan, for the balance of the contract term. In addition, any unvested equity awards will become immediately vested upon such termination.

•

Other Named Executive Officers. Base salary on the date of termination and benefits (including health and welfare benefits, accrued vacation pay and club memberships) for 180 days. In addition, for Mr. Rowland, personal accounting support benefits would also continue for 180 days.

Death

If an executive officer dies during the term of the agreement, the executive’s estate is entitled to receive the following:

•	Mr. McClendon. Continuation of base salary and accounting support for twelve months after the date of death. In addition, any unvested equity compensation will vest immediately upon death.

•	Other Named Executive Officers. Continuation of base salary for twelve months after the date of death. In addition, any unvested equity compensation will vest immediately upon death.

The tables below provide estimates of the compensation and benefits that would have been payable under each of the above described arrangements if such termination events had been triggered as of December 31, 2007.

Aubrey K. McClendon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control(a)	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$13,405,000	$8,043,000	$—	$13,405,000	$975,000
Acceleration of Equity Compensation:
Restricted Stock Awards	$64,655,500	$64,655,500	$—	$64,655,500	$64,655,500
Deferred Comp Plan Matching	$1,178,195	$1,178,195	$—	$1,178,195	$1,178,195
Benefits and Perquisites:
Benefit Continuation(b)	$1,277,110	$—	$—	$1,277,110	$240,831
Accrued Vacation Pay	$78,596	$78,596	$78,596	$78,596	$78,596
401(k) Plan	$—	$—	$—	$—	$—
Deferred Compensation Plan	$—	$—	$—	$—	$—
Personal Travel on Fractionally- Owned Company Aircraft	$3,004,805	$—	$—	$3,004,805	$—
Tax Gross-Up Payment(c)	n/a	$—	n/a	n/a	n/a

Total	$83,599,206	$73,955,291	$78,596	$83,599,206	$67,128,122

(a)	Assumes the occurrence of a Change of Control Termination following a change of control.
(b)	Amounts consist of health, life and disability insurance benefits and personal accounting support.
(c)	The estimates of compensation payable to Mr. McClendon as of December 31, 2007 upon a change of control would not trigger excise tax payable under IRC §4999.

Marcus C. Rowland

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$800,000	$3,852,000	$—	$400,000	$800,000
Acceleration of Equity Compensation:
Restricted Stock Awards	$10,143,000	$10,143,000	$10,143,000	$—	$10,143,000
Deferred Comp Plan Matching	$711,519	$711,519	$711,519	$711,519	$711,519
Benefits and Perquisites:
Benefit Continuation(a)	$—	$—	$—	$33,497	$—
Accrued Vacation Pay	$10,285	$10,285	$10,285	$10,285	$10,285
401(k) Plan	$—	$—	$—	$10,250	$—
Deferred Compensation Plan	$—	$—	$—	$133,188	$—
Tax Gross-Up Payment(b)	n/a	$—	n/a	n/a	n/a

Total	$11,664,804	$14,716,804	$10,864,804	$1,298,739	$11,664,804

(a)	Amounts consist of health, life and disability insurance benefits, country club dues and personal accounting support.
(b)	The estimates of compensation payable to Mr. Rowland as of December 31, 2007 upon a change of control would not trigger excise tax payable under IRC §4999.

Steven C. Dixon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$800,000	$3,852,000	$—	$400,000	$800,000
Acceleration of Equity Compensation:
Restricted Stock Awards	$13,666,100	$13,666,100	$—	$—	$13,666,100
Deferred Comp Plan Matching	$—	$671,731	$—	$—	$—
Benefits and Perquisites:
Benefit Continuation(a)	$27,100	$38,570	$—	$41,054	$27,100
Accrued Vacation Pay	$4,721	$4,721	$4,721	$4,721	$4,721
401(k) Plan	$—	$—	$—	$7,750	$—
Deferred Compensation Plan	$—	$—	$—	$135,688	$—
Tax Gross-Up Payment(b)	n/a	$1,720,929	n/a	n/a	n/a

Total	$14,497,921	$19,954,051	$4,721	$589,213	$14,497,921

(a)	Amounts consist of health, life and disability insurance benefits, country club dues and financial advisory services.
(b)	Represents the gross-up of estimated excise tax payable under IRC §4999 as a result of the deemed acceleration of Mr. Dixon’s unvested restricted stock as of December 31, 2007.

Douglas J. Jacobson

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$750,000	$3,352,000	$—	$375,000	$750,000
Acceleration of Equity Compensation:
Restricted Stock Awards	$11,222,176	$11,222,176	$—	$—	$11,222,176
Deferred Comp Plan Matching	$—	$508,385	$—	$—	$—
Benefits and Perquisites:
Benefit Continuation(a)	$27,100	$38,570	$—	$41,106	$27,100
Accrued Vacation Pay	$38,409	$38,409	$38,409	$38,409	$38,409
401(k) Plan	$—	$—	$—	$10,250	$—
Deferred Compensation Plan	$—	$—	$—	$114,438	$—
Tax Gross-Up Payment(b)	n/a	$1,357,969	n/a	n/a	n/a

Total	$12,037,685	$16,517,509	$38,409	$579,203	$12,037,685

(a)	Amounts consist of health, life and disability insurance benefits, country club dues and financial advisory services.
(b)	Represents the gross-up of estimated excise tax payable under IRC §4999 as a result of the deemed acceleration of Mr. Jacobson’s unvested restricted stock as of December 31, 2007.

J. Mark Lester

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$740,000	$3,312,000	$—	$370,000	$740,000
Acceleration of Equity Compensation:
Restricted Stock Awards	$11,246,676	$11,246,676	$—	$—	$11,246,676
Deferred Comp Plan Matching	$—	$608,462	$—	$—	$—
Benefits and Perquisites:
Benefit Continuation(a)	$26,060	$37,010	$—	$34,440	$26,060
Accrued Vacation Pay	$23,861	$23,861	$23,861	$23,861	$23,861
401(k) Plan	$—	$—	$—	$10,250	$—
Deferred Compensation Plan	$—	$—	$—	$113,313	$—
Tax Gross-Up Payment(b)	n/a	$1,264,738	n/a	n/a	n/a

Total	$12,036,597	$16,492,747	$23,861	$551,864	$12,036,597

(a)	Amounts consist of health, life and disability insurance benefits, country club dues and financial advisory services.
(b)	Represents the gross-up of estimated excise tax payable under IRC §4999 as a result of the deemed acceleration of Mr. Lester’s unvested restricted stock as of December 31, 2007.

Martha A. Burger

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$650,000	$2,752,000	$—	$325,000	$650,000
Acceleration of Equity Compensation:
Restricted Stock Awards	$8,276,492	$8,276,492	$5,365,500	$—	$8,276,492
Deferred Comp Plan Matching	$489,726	$489,726	$489,726	$489,726	$489,726
Benefits and Perquisites:
Benefit Continuation(a)	$27,100	$38,570	$27,100	$36,143	$27,100
Accrued Vacation Pay	$41,918	$41,918	$41,918	$41,918	$41,918
401(k) Plan	$—	$—	$—	$10,250	$—
Deferred Compensation Plan	$—	$—	$—	$91,938	$—
Tax Gross-Up Payment(b)	n/a	$1,033,016	n/a	n/a	n/a

Total	$9,485,236	$12,631,722	$5,924,244	$994,975	$9,485,236

(a)	Amounts consist of health, life and disability insurance benefits, country club dues and financial advisory services.
(b)	Represents the gross-up of estimated excise tax payable under IRC §4999 as a result of the deemed acceleration of Ms. Burger’s unvested restricted stock as of December 31, 2007.

Under the terms of each named executive officer’s equity award agreements, in the event that acceleration of vesting of an award is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, he or she will be entitled to receive a gross-up payment from the Company. The gross-up payment will be equal to the amount such that after payment of all taxes (including penalties and interest on the taxes) on the gross-up payment, the executive will retain an amount of the gross-up payment equal to the excise tax imposed as a result of the vesting acceleration.

Nonqualified Deferred Compensation Table for 2007

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(b)
Aubrey K. McClendon	$386,500	$386,500	$1,548,614	$—	$5,992,961
Marcus C. Rowland	$266,375	$266,375	$423,173	$—	$2,441,178
Steven C. Dixon	$271,375	$271,375	$404,148	$—	$2,364,159
Douglas J. Jacobson	$228,875	$228,875	$134,634	$—	$1,189,875
J. Mark Lester	$226,625	$226,625	$350,078	$—	$2,110,257
Martha A. Burger	$236,375	$183,875	$351,290	$—	$2,212,610

(a)	Executive contributions are included as compensation in the Salary and Bonus columns of the Summary Compensation Table.
(b)	The aggregate balances shown in this column include amounts that were reported in previous years as compensation to the executive officers as follows: Mr. McClendon $1,203,625, Mr. Rowland $626,000, Mr. Dixon $209,531, Mr. Jacobson $184,375, Mr. Lester $184,375 and Ms. Burger $274,125.

In 2007, we maintained a 401(k) Make-Up Plan (“MUP”) and a Deferred Compensation Plan (“DCP”), both of which were nonqualified deferred compensation plans. Effective on January 1, 2008, the two plans were merged into the Chesapeake Energy Corporation Amended and Restated Deferred Compensation Plan. The Company matched employee contributions to the MUP, on a quarterly basis in arrears, in our common stock dollar for dollar for up to 15% of the employee’s base salary and bonus in the aggregate for the 401(k) plan and the MUP. Each quarterly matching contribution vests at the rate of 25% per year over four years from the date of each contribution. At the earlier of (i) age 55 with at least 10 years of service with the Company or (ii) age 60, all currently unvested and future matching contributions are deemed 100% vested.

Non-employee directors are able to defer up to 100% of director fees into the DCP. Governor Keating, Senator Nickles and Mr. Whittemore deferred 100% of their 2007 cash retainers and meeting fees into the DCP. None of our named executive officers participated in the DCP. The Company has made no matching or other contributions to the DCP.

Participant contributions to the plan are held in Rabbi Trusts. Notional earnings on participant contributions are credited to each participant’s account based on the market rate of return of the available benchmark investment alternatives offered under each plan. The benchmark investments are indexed to traded mutual funds and each participant allocates his or her contributions among the investment alternatives. Participants may change the asset allocation of their account balance or make changes to the allocation for future contributions at any time. Any unallocated portion of a participant’s account is deemed to be invested in the money market fund.

In 2007, the benchmark investments and their respective notional annual rates of return for the MUP and the DCP were the following:

Benchmark Investment	2007 Rate of Return
3 Month T-Bill Index	4.40%
Lehman U.S. TIPS Index	11.64%
Lehman Aggregate Bond Index	6.97%
Russell 1000 Value Index	-0.17%
S&P 500 Index	5.49%
Russell 1000 Growth Index	11.81%
Russell Midcap Value Index	-1.42%
Russell Midcap Growth Index	11.43%
Russell 2000 Value Index	-9.78%
Russell 2000 Growth Index	7.05%
MSCI EAFE Value Index	5.96%
MSCI EAFE Growth Index	16.45%
Lipper Natural Resource Funds Index	39.64%

Employees participating in the amended and restated plan who retire or terminate employment after attainment of age 55 with at least 10 years of service can elect to receive distributions of their vested account balances in full or partial lump sum payments or in installments up to a maximum of 15 annual payments. Upon retirement or termination of employment prior to the attainment of age 55 and at least 10 years of service with the Company, the employee will receive his or her entire account balance in a single lump sum. Participants can modify the distribution schedule for a retirement/termination distribution from lump sum to annual installments or from installments to lump sum if such modification requires that payments commence at least five years after retirement/termination and the modification is filed with the plan administrator at least twelve months prior to retirement/termination. Distributions from the plan upon the death of a participant will be made in a single lump sum and upon a participant’s disability, as defined in the plan, based on the participant’s retirement/termination distribution election. The Company has sole discretion to accelerate vesting of unvested Company matching contributions upon a participant’s death or disability. Under Mr. McClendon’s employment agreement, his unvested Company matching contributions in any nonqualified deferred compensation plan will become fully vested upon a termination without cause, his death or his incapacity. Employees who are considered “key employees” for purposes of Section 409A of the Internal Revenue Code must wait six month after retirement/termination before distributions may begin.

Any assets placed in trust by the Company to fund future obligations of the amended and restated plan are subject to the claims of creditors in the event of insolvency or bankruptcy, and participants are general creditors of the Company as to their deferred compensation in the plan.

TRANSACTIONS WITH RELATED PERSONS

Policy on Transactions with Related Persons

The Company has adopted a written policy and procedures for the Audit Committee’s review of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) its directors, executive officers, and greater than 5% shareholders and their immediate family members have or will have a direct or indirect interest (other than solely as a result of being a director or beneficially owning less than 10% of the equity of another entity, excluding a partnership). The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of the Company and its shareholders. Each of the related person transactions described below has been approved or ratified in accordance with this policy.

In determining whether to approve or ratify a transaction, the Audit Committee takes into account the factors it deems appropriate, which may include, among others, the benefits to the Company, the availability of other sources for comparable products or services, the impact on a director’s independence in the event the related person is a director, and the extent of the related person’s interest in the transaction. The policy also provides for the delegation of its authority to the chairman of the Audit Committee for any related person transaction requiring pre-approval or ratification between meetings of the Audit Committee.

The Audit Committee reviews and assesses ongoing relationships with a related person on at least an annual basis to see that they are in compliance with the policy and remain appropriate. The Audit Committee has reviewed and pre-approved certain transactions even if the amount involved exceeds $100,000. Transactions that have standing pre-approval under the policy include the Company’s employment of executive officers and immediate family members if the Compensation Committee has approved the person’s compensation, joint operating agreement services if the related person or the Company is subject to the same terms applicable to all working interest owners, and Mr. McClendon’s participation in the FWPP (which is overseen by the Compensation Committee).

Founder Well Participation Program

On June 10, 2005, our shareholders approved the Founder Well Participation Program (the “FWPP”) which permitted the Company’s two founders, Aubrey K. McClendon and Tom L. Ward, to continue participating as working interest owners in new oil and natural gas wells drilled by the Company. The FWPP is a continuation of the well participation program previously administered through the founders’ employment agreements and initiated by the Company in connection with its initial public offering in February 1993. Mr. Ward’s participation rights terminated on August 10, 2006, following his resignation as a director and the President and COO of the Company. As discussed in “Compensation Discussion and Analysis,” the Company believes the FWPP fosters and promotes the development and execution of the Company’s business. Mr. McClendon has participated in all wells drilled by the Company since its initial public offering in February 1993, except during the five quarters from January 1, 1999 to March 31, 2000.

Under the FWPP, Mr. McClendon is permitted to participate in all of the wells spudded by or on behalf of the Company during each calendar year. In order to participate, prior to the beginning of each year Mr. McClendon must provide written notice to the members of the Compensation Committee of his election to participate in the FWPP and the percentage working interest which he proposes to participate with during the year. His working interest percentage may not exceed a 2.5% working interest in a well and is not effective for any well where the Company’s working interest after Mr. McClendon’s participation election would be reduced to below 12.5%.

The FWPP is administered and interpreted by the Compensation Committee of the Board. In addition, the Board, in its sole discretion, may take any action with respect to the FWPP that would otherwise be the responsibility of or delegated to the Compensation Committee. The Board of Directors has the right to suspend or terminate the FWPP after December 31, 2015 by providing written notice of termination to Mr. McClendon one year before the effective date of such termination. Shareholder approval is required for any amendment to the FWPP that increases the maximum working interest percentage applicable to Mr. McClendon or any amendment, which in the opinion of counsel to the Company, requires shareholder approval under any federal or state law or any regulations or rules promulgated thereunder. Mr. McClendon’s right to participate in the FWPP during any calendar year will terminate on the earlier of (i) December 31 of such year; (ii) the termination of Mr. McClendon’s employment by the Company for cause or death; or (iii) the expiration or termination of any and all covenants not to compete subsequent to the termination of Mr. McClendon for any reason not included in the foregoing clause (ii). The right to participate in the FWPP can only be assigned by Mr. McClendon to an affiliate designated as such in accordance with the FWPP.

Under the FWPP, Mr. McClendon cannot change his working interest percentage during any calendar year without the prior approval of the Compensation Committee, and he agrees to pay all joint interest billings immediately on receipt of the Company’s invoice and to prepay amounts owing to a third party operator if the Company is required to prepay any such costs. The amount paid by Mr. McClendon for the acreage assigned in connection with his participation in the FWPP is equal to the following amount computed on a per acre basis: (a) all direct third party costs paid by the Company and capitalized in the appropriate accounting pool in accordance with the Company’s accounting procedures (including capitalized interest, leasehold payments, acquisition costs, landman charges and seismic charges); divided by (b) the acreage in the applicable pool. The acreage charge amount is recomputed as of the first day of each calendar year by the Company and submitted to the Compensation Committee for approval. All other costs are billed in accordance with the Company’s accounting procedures applicable to third party participants pursuant to any applicable joint operating agreement or exploration agreement relating to a particular well. Notwithstanding anything to the contrary, in each case Mr. McClendon’s participation in a well will be on no better terms than the terms agreed to by unaffiliated third party participants in connection with the participation in such well or similar wells operated by the Company.

From January 1, 2007 to December 31, 2007, the Company billed Mr. McClendon $177.7 million for his share of leasehold, drilling, completing, equipping and operating costs and billed Mr. Ward $40.2 million for his share of drilling, completing, equipping and operating costs. Messrs. McClendon and Ward paid each invoice promptly upon receipt. During the three months ended March 31, 2008, the Company billed Mr. McClendon $51.3 million for such costs. There was no amount owing by Mr. McClendon for joint interest billing invoices at any month-end in 2007 or 2008.

Other Relationships and Transactions

In March 2007, the Company purchased oil and gas royalty interests on more than 5,750 net mineral acres in eastern Oklahoma from several trusts benefiting the siblings of our director, Mr. Kerr, for a total of $6,387,400. The amounts paid to each trust are shown below:

Amount Paid
William G. Kerr and Jo Arthur G. Kerr, Trustees of the William Graycen Kerr Revocable Trust	$1,555,121
Kay E. Adair, Trustee of the Kay E. Adair Revocable Trust	$1,555,121
Loualma C. Kerr, Trustee of the Robert S. Kerr, Jr. Revocable Trust in Administration	$1,555,121
Bank of Oklahoma, N.A., Trustee of the Grayce B. Flynn Testamentary Trust No. 4 f/b/o William G. Kerr	$574,016
Bank of Oklahoma, N.A., Trustee of the Grayce B. Flynn Testamentary Trust No. 3 f/b/o Kay E. Adair	$574,010
UMB Bank, N.A., Trustee of the Grayce B. Flynn Testamentary Trust No. 1 f/b/o the descendants of Robert S. Kerr, Jr.	$574,010

In 2007, the Company paid approximately $2.1 million related to various joint interest billings on wells operated by SandRidge Energy, Inc. in which the Company owns a non-operating working interest. Additionally, in July 2007, the Company sold an office building in downtown Oklahoma City, Oklahoma to SandRidge for $25 million. Mr. Ward is the Chairman of the Board, Chief Executive Officer and President of SandRidge and was a related person of Chesapeake during most of 2007 because of his ownership of Chesapeake’s common stock. His holdings ceased to represent more than 5% of our common stock after our issuance of new shares in November 2007.

In 2007, the Company paid approximately $257,000 to TLW Land & Cattle Company for surface damages in connection with wells drilled by the Company on this entity’s land. TLW Land & Cattle Company is owned by Mr. Ward.

In 2008 and 2007, the Company paid approximately $169,000 and $213,000, respectively, for food and beverage catering services to Deep Fork Catering, an affiliate of the Deep Fork Grill, an Oklahoma City restaurant. Mr. McClendon owns 50% of the Deep Fork Grill.

Mr. Ward’s brother, Ronnie D. Ward, has served as the Company’s Vice President—Land for the Company’s Northern Division since July 2005 and served as Northern Mid-Continent Land Manager from 1994 to July 2005. Mr. Ward’s total cash compensation for 2007 was $588,500.

Governor Keating’s daughter-in-law, Brittney Keating, has served as a Landman for the Company since July 2005 and served as an Associate Landman from September 2004 to July 2005. Ms. Keating’s total cash compensation for 2007 was $119,000.

The Company is a significant employer in Oklahoma City and we seek to fill positions with qualified employees, whether or not they are related to our executive officers or directors. We compensate employees who have such relationships within what we believe to be the current market rate for their position and provide benefits consistent with our policies that apply to similarly situated employees.

SHAREHOLDER PROPOSALS

At each annual meeting, the Board of Directors submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders also may submit proposals for inclusion in the Company’s proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in proxy material for our 2008 annual meeting, a shareholder’s proposal must be received not later than December 30, 2008 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Ms. Jennifer M. Grigsby, Secretary.

In addition, the Bylaws provide that in order for business to be brought before a shareholders’ meeting by a shareholder, the shareholder must deliver written notice to the Company not less than 60 nor more than 90 days prior to the date of the meeting. The notice must state the shareholder’s name, address and number and class of shares beneficially owned by the shareholder, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the shareholder in the proposal.

The Bylaws further provide that, notwithstanding the foregoing notice requirements, in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of a shareholder proposal to be timely must be received no later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurred first.

Our annual meeting of shareholders is generally held on the second Friday of June. Assuming that our 2009 annual meeting is held on schedule, we must receive notice of your intention to introduce an item of business at that meeting no earlier than March 14, 2008 and no later than April 13, 2008. The chairman of the meeting may refuse to allow the transaction of any business not made in compliance with the foregoing procedures or other requirements of rules under the Securities Exchange Act of 1934.

OTHER MATTERS

Our management does not know of any matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the meeting, the person named in the enclosed proxy intends to vote the proxies in accordance with his best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby Secretary

April 29, 2008

EXHIBIT A

CHESAPEAKE ENERGY CORPORATION

AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

1. PURPOSE

Section 1.1 Background. The original Long Term Incentive Plan was approved by shareholders on June 10, 2005, and amendments to the Plan were approved by shareholders on June 9, 2006, June 8, 2007 and June 6, 2008. ~~(the “Initial Plan”) and is being amended and restated to increase the number of common shares authorized for issuance and to make other changes as provided herein. The Initial Plan, as amended and restated, is called the Plan.~~

Section 1.2 Purpose. This Long Term Incentive Plan is established by Chesapeake Energy Corporation (the “Company”) to foster and promote the sustained progress, growth and profitability of the Company by:

(a) Attracting, retaining and motivating Employees, Non-Employee Directors and Consultants;

(b) allowing Employees, Non-Employee Directors and Consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

(c) providing incentives and rewards to Employees, Non-Employee Directors and Consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

(d) aligning the financial interests of Employees, Non-Employee Directors and Consultants with those of the Company’s shareholders.

Section 1.3 Effective Date. The ~~Initial~~ Plan was effective as of October 1, 2004~~, and the modifications provided for herein will be effective on the date of Shareholder Approval~~. The authority to issue Awards under the Plan will terminate on September 30, 2014 and the remaining terms of the Plan will continue in effect thereafter until all matters relating to the exercise and settlement of Awards and administration of the Plan have been completed.

~~Section 1.4 Shareholder Approval. The Initial Plan received Shareholder Approval on June 10, 2005, and June 9, 2006 and June 8, 2007. The modifications provided herein to the Initial Plan shall be submitted for Shareholder Approval at the annual meeting of shareholders to be held on June 86, 2007 2008 or any adjournment thereof. Unless and until such Shareholder Approval is obtained, the Initial Plan will continue in effect unchanged by the modification provided herein.~~

2. DEFINITIONS

Section 2.1 “Affiliated Entity” means any partnership or limited liability company in which a majority of voting power thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof.

Section 2.2 “Appreciation” means, with respect to a SAR (as hereafter defined), the amount by which the Fair Market Value of a share of Common Stock on the date of exercise of the SAR exceeds either (i) the exercise price of the Option to which a tandem SAR relates, in the case of a tandem SAR, or (ii) the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR, in the case of a stand-alone SAR.

Section 2.3 “Award” means, individually or collectively, any Option, SAR, Performance Share, Restricted Stock, Other Stock Award or Cash Award granted under the Plan to an Eligible Person pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the applicable Committee may establish by the Award Agreement or otherwise.

Section 2.4 “Award Agreement” means any written or electronic instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

Section 2.5 “Board” means the Board of Directors of the Company.

Section 2.6 “Cash Award” means a cash bonus granted by the Committee to a Participant pursuant to Section 8.

Section 2.7 “Change of Control” means the occurrence of any of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this Section 2.7 the following acquisitions by a Person will not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) the individuals who, as of the date hereof, constitute the board of directors (the Incumbent Board) cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Companys shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof;

(iii) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For Executive Officers, a Change of Control means the occurrence of any of the foregoing events; provided, however, if a change of control is defined in any Executive Officer’s employment agreement with the Company, a Change of Control with respect to any Award granted to such Executive Officer under the Plan shall mean any of the events described in the definition of change of control in such Executive Officer’s employment agreement in force at the time of determination.

Section 2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

Section 2.9 “Committee” means the Compensation Committee of the Board (or any successor committee) or any other committee designated by the Board.

Section 2.10 “Common Stock” means the common stock, par value $.01 per share, of the Company and, after substitution, such other stock as shall be substituted therefor as provided in Section 3.3(b) of the Plan.

Section 2.11 “Consultant” means any person who is engaged by the Company, a Subsidiary or an Affiliated Entity to render consulting or advisory services.

Section 2.12 “Date of Grant” means the date on which the grant of an Award is made by the Committee.

Section 2.13 “Disability” has the meaning set forth in Section 409(A)(a)(2)(C) of the Code.

Section 2.14 “Eligible Person” means any Employee, Non-Employee Director, or Consultant.

Section 2.15 “Employee” means any employee of the Company, a Subsidiary or an Affiliated Entity or any person to whom an offer of employment with the Company, a Subsidiary or an Affiliated Entity is extended, as determined by the Committee.

Section 2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.17 “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act with respect to the Common Stock.

Section 2.18 “Fair Market Value” means, as of any day, the closing price of the Common Stock on such day (or on the next preceding business day, if such day is not a business day or if no trading occurred on such day) as reported on the New York Stock Exchange or on such other securities exchange or reporting system as may be designated by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

Section 2.19 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.20 “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.

Section 2.21 “Non-Employee Director” shall have the meaning set forth in Rule 16b-3, or any successor rule, promulgated under Section 16 of the Exchange Act.

Section 2.22 “Nonqualified Stock Option” means an Option to purchase shares of Common Stock which is not an Incentive Stock Option within the meaning of Section 422(b) of the Code.

Section 2.23 “Option” means an Incentive Stock Option or Nonqualified Stock Option.

Section 2.24 “Other Stock Award” means any right granted to a Participant by the Committee under Section 7 of the Plan.

Section 2.25 “Participant” means an Eligible Person to whom an Award has been granted by the Committee under the Plan.

Section 2.26 “Performance Award” means any award of Performance Shares granted by the Committee under Section 6 of the Plan.

Section 2.27 “Performance Measures” means the Company’s achievement of target levels of earnings per share, share price, net income, cash flows, reserve additions or replacements, production volume, finding costs, operating costs, overhead or other costs, drilling results, acquisitions and divestitures, risk management activities, return on equity, total or comparative shareholder return, a combination of or interrelationship among any of the foregoing, or other criteria, as determined by the Committee.

Section 2.28 “Performance Share” means the Common Stock subject to a Performance Award granted under Section 6 of the Plan, which may be delivered to the Participant upon the achievement of such performance goals during the Performance Period as specified by the Committee.

Section 2.29 “Plan” means the Chesapeake Energy Corporation Long Term Incentive Plan.

Section 2.30 “Restricted Stock” means the Common Stock issued under Section 5 which is subject to any restrictions that the Committee, in its discretion, may impose.

Section 2.31 “SAR” means a Stock Appreciation Right.

Section 2.32 “Shareholder Approval” means approval by the holders of a majority of the outstanding shares of Common Stock, present or represented and entitled to vote at a meeting called for such purposes.

Section 2.33 “Stock Appreciation Right” means a right, granted under Section 4, to an amount in Common Stock equal to any increase in the Fair Market Value of the Common Stock between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

Section 2.34 “Subsidiary” shall have the same meaning set forth in Section 424(f) of the Code.

3. ADMINISTRATION

Section 3.1 Administration of the Plan; the Committee. The Compensation Committee shall have overall authority to administer the Plan. The Board may designate another committee or committees to administer the Plan with respect to Non-Executive Officer Participants, subject to any terms or conditions established by the Committee. Hereafter, “Committee” shall mean the Compensation Committee, except when used in reference to Awards granted to Non-Executive Officer Participants, “Committee” shall mean any applicable committee designated by the Board.

Unless otherwise provided in the bylaws of the Company or resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be the valid acts of the Committee. Any action which may be taken at a meeting of the Committee may be taken without a meeting if all the members of the Committee consent to the action in writing. Although the Committee is generally responsible for the administration of the Plan, the Board in its sole discretion may take any action under the Plan that would otherwise be the responsibility of the Committee, except as such action pertains to the administration of Awards to Non-Employee Directors.

Subject to the provisions of the Plan, the Committee shall have the authority to:

(a) Select the Eligible Persons to participate in the Plan.

(b) Determine the time or times when Awards will be granted.

(c) Determine the form of Award, the number of shares of Common Stock subject to any Award, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration of the vesting or exercise of an Award under certain circumstances determined by the Committee (subject to Section 10.2 of the Plan). However, nothing in this Section 3.1 shall be construed to permit the repricing of any outstanding Award in violation of Section 4.3.

(d) Determine whether Awards will be granted singly or in combination.

(e) Determine whether, to what extent and under what circumstances Awards may be settled in cash or Common Stock.

(f) Determine whether any conditions applicable to an Award have been met and whether an Award will be paid at the end of a Performance Period.

(g) Employ attorneys, consultants, accountants and other advisors as deemed necessary or appropriate by the Committee.

(h) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

Section 3.2 Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards granted pursuant hereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties, unless otherwise determined by the Board.

Section 3.3 Shares Subject to the Plan. Subject to adjustment as provided in paragraph (b) below and subject to Section 3.4, the aggregate number of shares of Common Stock which are available for Awards under the Plan will not exceed ~~seventeen~~ twenty-five (~~17~~25) million shares. Any of the authorized shares of Common Stock may be used for any of the types of Awards described in the Plan, except that no more than 3,000,000 shares of Common Stock may be issued pursuant to Incentive Stock Options. Common Stock delivered pursuant to an Award under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The Committee, in its sole discretion, shall determine the manner in which fractional shares arising under this Plan are treated. Additional restrictions or adjustments with respect to shares subject to the Plan are as follows:

(a) Subject to (b) below, the aggregate number of shares of Common Stock pursuant to Options and SARs granted to any Employee or Non-Employee Director in any calendar year under this Plan may not exceed 750,000 shares and the aggregate number of shares of Common Stock pursuant to Restricted Stock,

Performance Awards and Other Stock Awards granted to any Employee or Non-Employee Director in any calendar year may not exceed 750,000 shares.

(b) In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind or shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or other corporate event of similar nature), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share available under and subject to the Plan as provided herein, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

Section 3.4 Share Counting. The following shares of Common Stock related to Awards will be available for issuance again under the Plan:

(a) Common Stock related to Awards paid in cash;

(b) Common Stock related to Awards that expire, are forfeited or cancelled or terminate for any other reason without the delivery of the Common Stock;

(c) Common Stock equal in number to the shares of Common Stock surrendered in payment of the exercise price of an Option; and

(d) Common Stock tendered or withheld in order to satisfy withholding tax obligations.

4. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Section 4.1 Grant of Options and SARs. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options and Stock Appreciation Rights (SARs) to Eligible Persons and Incentive Stock Options to Employees. SARs may be granted either alone or in tandem with concurrently or previously issued Options. Each grant of an Option or SAR shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 4.2.

Section 4.2 Conditions of Options and SARs. Each Option and SAR so granted shall be subject to the following conditions:

(a) Exercise Price. As limited by Section 4.2(e) below, the Award Agreement for each Option and SAR shall state the exercise price set by the Committee on the Date of Grant. No Option or SAR shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b) Exercise of Options and SARs. Options and SARs granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the

Committee in the Award Agreement. An SAR issued in tandem with an Option is only exercisable to the extent the related Option is exercisable and is subject to the conditions applicable to such Option. When a tandem SAR is exercised, the Option to which it relates shall cease to be exercisable to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly when the Option is exercised, the tandem SARs relating to the shares covered by such Option exercise shall terminate.

(c) Form of Payment. The payment of the exercise price of an Option by the Participant shall be made in cash, shares of Common Stock, a combination thereof or in such other manner as the Committee may specify in the applicable Award Agreement. The payment of the Appreciation associated with the exercise of a SAR shall be made by the Company in shares of Common Stock.

(d) Term of Option or SAR. The term of an Option or SAR shall be determined by the Committee and specified in the applicable Award Agreement, except that no Option or SAR shall be exercisable after the expiration of ten years from the Date of Grant.

(e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Employees of the Company or a Subsidiary and not to Employees of an Affiliated Entity unless such entity is classified as a “disregarded entity” of the Company or the applicable Subsidiary under the Code. In addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, Options issued in the form of Incentive Stock Options shall comply with the requirements of Section 422 of the Code (or any successor Section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated or canceled, expire no later than ten years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) not exceed $100,000. Incentive Stock Options which are in excess of the applicable $100,000 limitation will be automatically recharacterized as Nonqualified Stock Options. No Incentive Stock Options shall be granted to any Employee if, immediately before the grant of an Incentive Stock Option, such Employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries (as determined in accordance with the stock attribution rules contained in Sections 422 and 424(d) of the Code) unless the exercise price is at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option by its terms is exercisable no more than five years from the date such Incentive Stock Option is granted.

(f) Shareholder Rights. No Participant shall have any rights as a shareholder with respect to any share of Common Stock subject to an Option or SAR prior to the purchase or receipt of such share of Common Stock by exercise of the Option or SAR. In addition, no Option or SAR granted under the Plan shall include any dividend equivalents.

Section 4.3 No Repricing. Except for adjustments made pursuant to Section 3.3(b), in no event will the Committee, without first obtaining Shareholder Approval, (i) decrease the exercise price of an Option or SAR after the Date of Grant; (ii) accept for surrender to the Company any outstanding Option or SAR granted under the Plan as consideration for the grant of a new Option or SAR with a lower exercise price; or (iii) repurchase from Participants any outstanding Options or SARs that have an exercise price per share higher than the then current Fair Market Value of a Share.

5. RESTRICTED STOCK AWARDS

Section 5.1 Grant of Restricted Stock. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock to any Eligible Person. Restricted Stock shall be awarded in such number, for such purchase price (if any) and at such times during the term of the Plan as the Committee shall determine. Each grant of Restricted Stock shall be evidenced by an

Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2. Restricted Stock issued pursuant to a Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates into escrow until the restrictions associated with such Award are satisfied.

Section 5.2 Conditions of Restricted Stock Awards. The grant of Restricted Stock shall be subject to the following:

(a) Restriction Period. Each Restricted Stock Award shall require the holder to remain in the employment or otherwise be classified as an Eligible Person (or in the case of a Non-Employee Director, remain a director or consultant or be classified as another category of Eligible Person) of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period (the “Restriction Period”). The Committee shall determine the Restriction Period or Periods that shall apply to the shares of Common Stock covered by each Award or portion thereof. In addition to any time vesting conditions determined by the Committee, Restricted Stock may be subject to the achievement by the Company of specified Performance Measures or other individual criteria as determined by the Committee. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Award or portion thereof.

(b) Code Section 162(m). If the Committee intends for a Restricted Stock Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures related to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Forfeiture. Except as otherwise determined by the Committee, upon termination of service or employment during the Restriction Period, all shares of Restricted Stock still subject to forfeiture shall be forfeited by the Participant and any purchase price paid by the Participant shall be returned to such Participant.

(d) Shareholder Rights. During any Restriction Period, the Committee may, in its discretion, grant to or withhold from the holder of Restricted Stock all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares or to receive dividends. If any dividends or other distributions are paid in shares of Common Stock and distributed to the holder of Restricted Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Common Stock subject to the Award with respect to which they were paid.

(e) Minimum Vesting Condition. The minimum Restriction Period applicable to any Restricted Stock that is not subject to performance criteria restricting the vesting of the Award shall be three years from the Date of Grant (subject to the provisions of Section 10.2).

6. PERFORMANCE AWARDS

Section 6.1 Grant of Performance Shares. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Shares to any Eligible Person. Performance Shares shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Performance Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 6.2.

Section 6.2 Conditions of Performance Awards. The grant of Performance Shares shall be subject to the following:

(a) Performance Period. Performance Shares will be subject to the achievement of one or more performance goals by the Company or the Participant individually, measured for a prescribed period (the “Performance Period”), as specified by the Committee, such Performance Period to be not less than one year in duration. Such performance goals may be based upon the Company’s achievement of Performance Measures or other individual criteria.

(b) Code Section 162(m). If the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then the Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Payment Respecting Performance Shares. Performance Shares shall be earned to the extent that their terms and conditions are met, as certified by the Committee. The form and timing of payment for Performance Shares earned shall be determined by the Committee and specified in the Award Agreement; however, in no event shall the payment for Performance Shares earned be made on a date that is later than 60 days after the vesting of such Performance Shares.

(d) Termination of Employment. The Committee, in its sole discretion, may (i) permit a Participant who ceases to be an Eligible Person before the end of any Performance Period, or the personal representative of a deceased Participant, to continue to be subject to a Performance Award relative to the current Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions or (ii) authorize the payment to such Participant, or the personal representative of a deceased Participant, of the Performance Shares which would have been paid to the Participant had the Participant remained an Eligible Person to the end of the Performance Period. In the absence of such permission by the Committee, any unvested Performance Shares shall be forfeited when a Participant ceases to be an Eligible Person.

7. OTHER STOCK AWARDS

Section 7.1 Grant of Other Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Each Other Stock Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 7.2.

Section 7.2 Minimum Vesting Condition. Other Stock Awards subject to performance criteria shall not vest in less than one year and Other Stock Awards which are subject to time vesting shall not vest in less than three years.

8. CASH AWARDS

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant to an Eligible Person a Cash Award (including without limitation, discretionary Awards, Awards based on objective performance criteria or Awards based on subjective performance criteria). Cash Awards shall be awarded in such amount and at such times during the term of the Plan as the Committee shall determine, provided however that the total amount of all Cash Awards made under the Plan, in the aggregate, will not exceed $10 million. Each Cash Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve.

9. FUNDAMENTAL TRANSACTION; CHANGE OF CONTROL

Section 9.1 Fundamental Transaction. If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of a merger, other business combination or any other transaction or event, other securities are substituted for the Common Stock or the Common Stock may no longer be issued (each, a “Fundamental Transaction”), then notwithstanding any other provisions of the Plan, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Fundamental Transaction, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

Section 9.2 Change of Control. Notwithstanding any other provisions of the Plan to the contrary, upon the occurrence of a Change of Control, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Change of Control, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

10. GENERAL

Section 10.1 Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not adopt any amendment without Shareholder Approval if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, Shareholder Approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Section 10.2 Acceleration of Awards on Disability, Death, Retirement or Involuntary Termination. With respect to (i) a Participant who ceases to be an Eligible Person due to a Disability, (ii) the personal representative of a deceased Participant, or (iii) any other Participant who ceases to be an Eligible Person due to the Participant’s retirement or involuntary termination (as defined by the Committee), the Committee, in its sole discretion, may permit the purchase of all or any part of the shares subject to any unvested Option or waive the vesting requirements of any Award on the date the Participant ceases to be an Eligible Person due to a Disability, death, retirement or involuntary termination. With respect to Options which have already vested at such date or the vesting of which is accelerated by the Committee in accordance with the foregoing provision, the Participant or the personal representative of a deceased Participant shall have the right to exercise such vested Options within such period(s) as the Committee shall determine.

Section 10.3 Withholding Taxes. A Participant must pay in cash to the Company the amount of taxes required to be withheld by law upon the exercise of an Option. Required withholding taxes associated with Restricted Stock, Performance Shares, Cash or Other Stock Awards must also be paid in cash unless the Committee requires a Participant to pay the amount of taxes required by law to be withheld from such Awards by directing the Company to withhold from any Award the number of shares of Common Stock having a Fair Market Value on the date of vesting equal to the amount of required withholding taxes.

Section 10.4 Code Section 83(b) Elections. The Company, its Subsidiaries and Affiliated Entities have no responsibility for a Participant’s election, attempt to elect or failure to elect to include the value of an Award subject to Section 83 in the Participant’s gross income for the year of grant pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

Section 10.5 Code Section 162(m). It is the intent of the Company that the Plan comply in all respects with Section 162(m) of the Code and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention.

Section 10.6 Code Section 409A. It is the intent of the Company that no Award under the Plan be subject to Section 409A of the Code. The Committee shall design and administer the Awards under the Plan so that they are not subject to Section 409A of the Code.

Section 10.7 Certain Additional Payments by the Company. The Committee may, in its sole discretion, provide in any Award Agreement for certain payments by the Company in the event that acceleration of vesting of any Award under the Plan is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, interest and penalties, collectively, the “Excise Tax”). An Award Agreement may provide that the Participant shall be entitled to receive a payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such acceleration of vesting of any Award.

Section 10.8 Non-Transferability. Subject to other provisions of the Plan and any applicable Award Agreement, Awards are not transferable other than by will or the laws of descent and distribution. Any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, any Award contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, any may, at the sole discretion of the Committee, result in forfeiture of the Award involved in such attempt. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by an Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing the shares of Common Stock subject to the Award to give appropriate notice of such restrictions. Notwithstanding the foregoing, an Award held by a Non-Employee Director may be transferable under certain circumstances as specified by the Committee in the Award Agreement.

Section 10.9 Non-Uniform Determinations. The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Eligible Persons to receive Awards, (ii) the form, amount and timing of such Awards, (iii) the terms and provisions of such Awards, (iv) minimum employment or service periods, and (v) agreements evidencing the same, need not be uniform and, subject to any restrictions set forth in the Plan, may be made by the Committee selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

Section 10.10 Leaves of Absence, Suspensions. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company granted to a Participant whether such suspension or leave is paid or unpaid and whether due to a Disability or otherwise. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (ii) the impact, if any, of any such suspension or leave of absence on Awards under the Plan.

Section 10.11 Participant Misconduct. Notwithstanding anything in the Plan to the contrary, the Committee shall have the authority under the Plan to determine that in the event of serious misconduct by the Participant (including violations of employment agreements, confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, any outstanding Award granted to such Participant may be cancelled, in whole or in part, whether or not vested. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion. This Section 10.11 shall have no effect and be deleted from the Plan following a Change of Control.

Section 10.12 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following the date this Plan is effective, and keep continuously effective and usable, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates representing shares of Common Stock evidencing Awards prior to:

(a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b) the listing of such shares on any exchange on which the Common Stock may be listed; and

(c) the completion of any registration or other qualification of such shares under any state or federal law or regulation of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

Section 10.13 Right to Continued Employment or Board Membership. Participation in the Plan shall not give any Participant any right to remain in the employ of the Company, a Subsidiary or an Affiliated Entity or any right to remain on the Board of the Company. Further, the adoption of this Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be granted an Award.

Section 10.14 Other Compensation Programs. The existence and terms of the Plan shall not limit the authority of the Board in compensating Employees and Non-Employee Directors in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

Section 10.15 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than the Committee or Board member. In no event shall any person who is or shall have been a member of the Committee or the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, including the furnishing of information, or failure to act, if in good faith.

Section 10.16 Construction. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 10.17 Governing Law, Severability. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

Section 10.18 Supersession. Upon receipt of Shareholder Approval pursuant to Section 1.4, this Plan supersedes and replaces in all respects the Initial Plan and any Award Agreement issued pursuant to the Plan after the effective date of this Plan will be governed by the terms of this Plan and not by the Initial Plan or any other plans or agreements, oral or otherwise.

PROXY

CHESAPEAKE ENERGY CORPORATION

Annual Meeting of Shareholders

June 6, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Aubrey K. McClendon with full power of substitution, as proxy to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the “Company”) which the undersigned would be entitled to vote if personally present, at the Company’s Annual Meeting of Shareholders to be held on Friday, June 6, 2008, at 10:00 a.m., central daylight savings time, and at any adjournment thereof, as follows:

1.	Election of Directors	☐	FOR election of all nominees listed below:	☐	WITHHOLD AUTHORITY to vote for all nominees
Aubrey K. McClendon and Don Nickles
(INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided below.)

2.	To approve an amendment to our Long Term Incentive Plan.				FOR	AGAINST	ABSTAIN
					☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent				FOR	AGAINST	ABSTAIN
	registered public accounting firm for the fiscal year ending December 31, 2008.				☐	☐	☐

4.	To consider a shareholder proposal regarding annual elections of directors, if properly presented at the meeting.				FOR	AGAINST	ABSTAIN
					☐	☐	☐

5.	In his discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

When properly presented, this proxy will be voted in the manner specified by the shareholder. Unless otherwise directed, this proxy will be voted FOR all nominees listed in Voting Item 1, FOR Voting Items 2 and 3 and AGAINST Voting Item 4.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s) of Shareholder(s)

Date                     , 2008

IMPORTANT: Please date this proxy and sign exactly as your name appears below. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full titles. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.